Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 6, 2023

among

SUPERIOR ENERGY SERVICES, INC.,

SUPERIOR MIDCO, INC.,

SESI HOLDINGS, INC.,

SESI, L.L.C.,
as Borrower,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and an Issuing Lender

and

THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders

JPMORGAN CHASE BANK, N.A.,

and

BANK OF AMERICA, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

i

v

Exhibits and Schedules

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	[Reserved]
Exhibit D	Form of Guaranty and Collateral Agreement
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of U.S. Tax Compliance Certificate
Exhibit H	[Reserved]
Exhibit I	Form of Global Intercompany Notes

Schedule I	Commitments, Contact Information
Schedule II	Existing Letters of Credit
Schedule 1.01	Guarantors
Schedule 4.1	Organizational Information
Schedule 4.4	Liabilities
Schedule 4.10	Environmental Conditions
Schedule 4.11	Subsidiaries
Schedule 5.7	Requirements for New Subsidiaries
Schedule 5.10	Deposit Accounts, Securities Accounts and Commodity Accounts
Schedule 6.1	Permitted Debt
Schedule 6.2	Permitted Liens
Schedule 6.3	Permitted Investments
Schedule 6.11	Permitted Affiliate Transactions

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of December 6, 2023 (this “Agreement”), is among SESI, L.L.C., a Delaware limited liability company (the “Borrower”), SUPERIOR ENERGY SERVICES, INC., a Delaware corporation (the “Parent”), SUPERIOR MIDCO, INC., a Delaware corporation (“Superior Midco”), SESI HOLDINGS, INC., a Delaware corporation (the “Borrower Parent” and, together with Superior Midco, the “Intermediate Holdcos”), the Lenders, solely for the limited purposes stated herein, the Exiting Lenders, JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent and as an Issuing Lender (each as defined below) and the Lenders party hereto from time to time.

PRELIMINARY STATEMENT:

WHEREAS, the Borrower, the Borrower Parent, certain Subsidiaries that are Guarantors, certain of the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of February 2, 2021 (as amended by that certain First Amendment and Waiver to Credit Agreement, dated as of May 13, 2021, that certain Second Amendment and Waiver to Credit Agreement and First Amendment to Guaranty and Collateral Agreement, dated as of November 15, 2021, that certain Third Amendment to Credit Agreement, dated as of February 10, 2022, that certain Fourth Amendment and Waiver to Credit Agreement, dated as of March 8, 2022 and that certain Amendment No. 5, dated as of May 8, 2023, and as further amended, modified, extended, restated replaced or supplemented through the date hereof (the “Existing Credit Agreement”);

WHEREAS, the Obligations (as defined in the Existing Credit Agreement, hereinafter, the “Existing Obligations”) of the Loan Parties under the Existing Credit Agreement and the Collateral Documents (as defined in the Original Credit Agreement, such Collateral Documents hereinafter the “Existing Collateral Documents”) are secured by certain collateral (hereinafter called the “Existing Collateral”) and are guaranteed or supported or otherwise benefited by the Existing Collateral Documents;

WHEREAS, the Borrower has now requested that the Lenders further amend, restate, modify, extend, renew and restructure the loans made pursuant to the Existing Credit Agreement; and

WHEREAS, the parties hereto intend that (a) the Existing Obligations which remain unpaid and outstanding as of the Closing Date shall continue to exist under this Agreement on the terms set forth herein, (b) the loans and letters of credit under the Original Credit Agreement, outstanding as of the Closing Date shall be, respectively, Loans and Letters of Credit under and as defined in this Agreement on the terms set forth herein, and (c) the Existing Collateral shall continue to secure, guarantee, support and otherwise benefit the Existing Obligations as well as the other Secured Obligations under this Agreement, in each case, on and subject to the terms and conditions of this Agreement and the Existing Collateral Documents (as amended, amended and restated or otherwise modified on the Closing Date).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby amend and completely restate the Original Credit Agreement, effective as of the Closing Date, and do hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the applicable Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens and other than as to Excluded Perfection Collateral), (c) secures the Secured Obligations, (d) is enforceable against the Loan Party which created such security interest and (e) except as to Excluded Perfection Collateral, is perfected.

“Account” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Account Control Agreement” means an account control agreement (or similar agreement), in form and substance satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant depository institution or securities intermediary, as applicable, party thereto. Such agreement shall provide a first priority perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in the applicable Loan Party’s Deposit Account, Securities Account or Commodity Account, as applicable.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of such Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of such Person.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this agreement.

“Adjusted Total Assets” means, for any Superior Entity, a Dollar amount equal to (a) the total assets of such Superior Entity minus (b) any intercompany Debt of such Superior Entity that is owed to any other Superior Entity.

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting through one or more of its branches or affiliates under this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means at any time, the aggregate amount of the Commitments. As of the Closing Date, the Aggregate Commitments are $140.0 million.

“Aggregate Exposure” means, at any time, the aggregate Exposures of the Lenders at such time, as increased or reduced from time to time pursuant to the terms and conditions hereof.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternate Currency” means, (a) with respect to any Letter of Credit issued by JPMCB, Australian Dollars, Bahts, Dirhams, Euros, Indian Rupees, Kuwaiti Dinars, New Zealand Dollars, Norwegian Kroners, Pounds, Reais, Ringgits, Rupiah, Saudi Riyals and Singapore Dollars, (b) with respect to any Letter of Credit issued by Bank of America, N.A., Australian Dollars, Bahts, Dirhams, Euros, Indian Rupees, Kuwaiti Dinars, New Zealand Dollars, Norwegian Kroners, Pounds, Ringgits, Rupiah, Saudi Riyals and Singapore Dollars, and (c) with respect to any Letter of Credit issuing by any Issuing Lender, any other currency (other than U.S. Dollars) that has been designated by the Administrative Agent as an Alternate Currency at the request of the Borrower and with the consent of the applicable Issuing Lender.

“Alternate Currency Overnight Rate” means, with respect to a currency other than U.S. Dollars, the rate per annum determined by the Administrative Agent to represent its cost of overnight or short-term funds in such currency (which determination shall be conclusive absent manifest error) plus the Applicable Margin then in effect with respect to Term Benchmark Advances.

“Ancillary Document” has the meaning assigned to it in Section 9.18(b).

“Anti-Corruption Laws” means all laws, rules, ordinances and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption, including the United States Foreign Corrupt Practice Act of 1997 and the U.K. Bribery Act 2010.

“Applicable Margin” means, at any time with respect to each Type of Loan and the Letters of Credit, the percentage rate per annum which is applicable at such time with respect to such Loan or Letter of Credit as set forth in the grid below based on the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarter period of Parent for which financial statements have been delivered, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.2(c), and subject to further adjustments as set forth below:

Category	Fixed Charge Coverage Ratio	Applicable Margin for Term Benchmark Loans	Applicable Margin for RFR Loans	Applicable Margin for ABR Loans	Letter of Credit Fee Rate
1	≥2.0x	2.50%	2.50%	1.50%	2.50%
2	≥1.5x and  2.0x	2.75%	2.75%	1.75%	2.75%
3	1.5x	3.00%	3.00%	2.00%	3.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Fixed Charge Coverage Ratio shall become effective on the third (3rd) Business Day following receipt of a Compliance Certificate by the Administrative Agent delivered pursuant to Section 5.2(c). Notwithstanding the foregoing, if the Borrower fails to deliver a Compliance Certificate as required by Section 5.2(c), then from the date of such failure until the delivery of such Compliance Certificate in accordance with the requirements of Section 5.2(c), the Applicable Margin shall be set at Category 3.

Without limitation of any other provision of this Agreement or any other remedy available to the Lender Parties hereunder, to the extent that any financial statements or any information contained in any Compliance Certificate delivered hereunder shall be incorrect in any material respect and the Borrower shall deliver to the Lender Parties corrected financial statements or other corrected information in a Compliance Certificate (or otherwise), the Administrative Agent may recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information and, upon written notice thereof to the Borrower, the Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question; it being understood that the Borrower shall promptly pay any additional interest that would have been due but for such incorrect information, and no Default shall be deemed to have occurred as a result of a failure to pay such additional interest when originally due.

“Applicable Percentage” means, with respect to the Facility and any Lender, the ratio (expressed as a percentage) of (a) such Lender’s Commitment at such time to the Aggregate Commitments at such time or (b) if the Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Loans at such time to the total outstanding Loans at such time;

provided that, (i) in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clause (a) or (ii) if no Loans or Commitments are then outstanding, then “Applicable Percentage” means the “Applicable Percentage” most recently in effect, after giving pro forma effect to any Assignment and Assumptions.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent in substantially the form set forth in Exhibit A.

“Australian Dollars” means the lawful currency of the Commonwealth of Australia.

“Availability” means, at any time, an amount equal to (a) the Loan Limit, minus (b) the Aggregate Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Loans).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments.

“Available Commitment” means, for each Lender, at any time, its Commitment minus its Exposure.

“Available Revolving Commitment” means, at any time, the Aggregate Commitment minus the Aggregate Exposure (calculated, (a) with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Loans and (b) with respect to Swingline Exposure, assuming that each Lender has funded its participation in all Swingline Loans outstanding at such time).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bahts” means the lawful currency of the Kingdom of Thailand.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary of the Borrower by any Banking Services Provider: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, cash pooling services, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Loan Party or any Subsidiary of the Borrower owing to the Banking Services Providers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender or Affiliate of a Lender that provides Banking Services.

“Bankruptcy Code” means the Bankruptcy Code of the United States.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or proposal proceeding as now or hereafter in effect, or any successor legislation thereto, or has had a receiver, interim receiver, receiver manager, monitor, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and

(ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Owner” means, with respect to any U.S. federal withholding tax, the beneficial owner, for U.S. federal income tax purposes, to whom such tax relates.

“Beneficial Ownership Certification” means a certificate regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Parent” has the meaning assigned to such term in the preamble.

“Borrower Regarded Taxpayer” means (a) Parent, (b) if an entity other than Parent becomes the regarded owner of the Borrower for U.S. federal income tax purposes, the Borrower’s regarded owner or (c) if the Borrower becomes a regarded entity for U.S. federal income tax purposes, the Borrower, as applicable.

“Borrowing” means (a) a borrowing consisting of Loans of the same Type made by the Lenders pursuant to Section 2.1(a) or converted by each Lender to Loans of a different Type pursuant to Section 2.8 and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, and (b) a Protective Advance.

“Borrowing Base” means the sum of the following determined as of the most recent date for which the Borrower has delivered a Borrowing Base Certificate (or, with respect to clause (f), the date on which the Borrowing Base is being determined):

(a) (i) 90% of the Investment Grade Accounts at such time, plus (ii) the lesser of (A) 90% of the Foreign Investment Grade Accounts and (B) $5.0 million, plus

(b) 85% of the Eligible Accounts that are not Investment Grade Accounts at such time, plus

(c) the lesser of (i) 75% of the Eligible Unbilled Accounts, and (ii) $25.0 million, plus

(d) the lesser of (i) 85% of the Net Orderly Liquidation Value identified in the most recent inventory appraisal received by the Administrative Agent multiplied by the Eligible Inventory, valued at the lower of cost or market value and (ii) $25.0 million, plus

(e) the least of (i) 50% of the Net Orderly Liquidation Value identified in the most recent appraisal received by the Administrative Agent multiplied by the Eligible Premium Rental Drill Pipe, (ii) 65% of the net book value of the Eligible Premium Rental Drill Pipe and (iii) $15.0 million, plus

(f) the lesser of (i) 100% of Eligible Cash and (ii) $65.0 million, minus

(g) Reserves.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit B or another form which is reasonably acceptable to the Administrative Agent.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, Chicago and Houston; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Calculation Date” means, with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (a) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount) and (b) each date of any payment by the Issuing Lender of any Letter of Credit denominated in an Alternate Currency. The Administrative Agent will notify the Borrower of the applicable amounts recalculated on each Calculation Date.

“Capital Expenditures” means, for any Person and period of its determination, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected as property, plant, equipment or other similar fixed asset accounts on the balance sheet of such Person, but excluding any such expenditure made to restore, replace or rebuild Property to the condition of such Property immediately prior to any damage, loss, destruction or condemnation of such Property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Leases” means, for any Person, subject to Section 1.3, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with the terms hereof.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuing Lender or the Lenders, as collateral for Secured Obligations, or the obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Event” shall occur at any time that (a) Availability is less than the greater of (x) $17.0 million and (y) 12.5% of the Loan Limit or (b) an Event of Default has occurred and is continuing. Once commenced, a Cash Dominion Event shall be deemed to be continuing until such time as (x) no Event of Default is continuing and (y) Availability equals or exceeds for thirty (30) consecutive days the greater of (A) $17.0 million and (B) 12.5% of the Loan Limit, as applicable (such period, the “Cash Dominion Period”).

“Cash Dominion Period” has the meaning assigned to such term within the definition of Cash Dominion Event.

“Cash Repatriation Transactions” means any transaction or series of related transactions (including an agreement with respect thereto) of a type the Borrower or any Subsidiary engages in as of the Closing Date in the ordinary course of business that is permitted under applicable law and the primary purpose of which is to effect an indirect foreign exchange mechanism that achieves a parallel exchange rate of

Argentine pesos to Dollars that is higher than the official exchange rate of Argentine pesos to Dollars in effect and maintained (to the extent any such official exchange rate is in effect and is maintained) under applicable Argentine law, including any transaction that constitutes a customary “Blue Chip Swap” transaction.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, analogous state and local laws, and all rules and regulations and legally enforceable requirements promulgated thereunder, in each case as now or heretofore or hereafter in effect.

“Change in Control” means (a) Parent shall cease to own directly or indirectly, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of the Borrower on a fully diluted basis; (b) the acquisition of direct or indirect Control of Parent by any Person or group other than the Permitted Holders; or (c) the acquisition of more than fifty percent (50%) of the outstanding voting Equity Interests of Parent on a fully diluted basis by any Person or group other than the Permitted Holders.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans or Protective Advances.

“Closing Date” means the date on which all of the conditions set forth in Section 3.1 have been satisfied or waived in accordance therewith.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created, or purported to be created, by any Security Document. The Collateral shall not include any Excluded Collateral.

“Collateral Access Agreement” has the meaning assigned to such term in the Guaranty and Collateral Agreement, as applicable.

“Collateral Deposit Account” has the meaning assigned to such term in Section 5.10

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.9 and (b) assignments by or to such Lender pursuant to Section 9.7. The initial amount of each Lender’s Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, provided that, after the Maturity Date, the Commitment for each Lender shall be zero.

“Commitment Fee” means the fees required under Section 2.12(a).

“Commitment Fee Rate” means, for any day, with respect to the Commitment Fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate” based upon the daily Available Revolving Commitment:

Available Revolving Commitment	Commitment Fee Rate
Category 1 > 50% of the Aggregate Revolving Commitment	0.500%
Category 2 < 50% of the Aggregate Revolving Commitment	0.375%

“Commodity Account” has the meaning assigned to such term in the UCC.

“Communications” has the meaning assigned to such term in Section 9.9(b)(i).

“Company” has the meaning assigned to such term in the preamble.

“Compliance Certificate” means a compliance certificate executed by a Financial Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit E.

“Concentration Account” has the meaning assigned to such term in Section 5.10(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated Debt” means, as of any date, the aggregate principal amount of Debt of the type specified in the definition of “Debt” under clauses (a), (b) (but only to the extent (x) drawn and not reimbursed or (y) funded, as applicable), (c), (f) (but only to the extent supporting Debt of the types specified in clauses (a), (c) and (h) of the definition thereof), (g) (but only to the extent supporting Debt of the types specified in clauses (a), (c) and (h) of the definition thereof), (h)and (l), in each case, of Parent and its Subsidiaries outstanding as of such date determined on a consolidated basis.

“Consolidated Total Assets” means, as of any date, the total assets of Parent and its Subsidiaries as of such date, determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have the correlative meanings.

“Controlled Account” means a Deposit Account, Securities Account or Commodity Account and the Concentration Account that is subject to an Account Control Agreement.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means a Loan or a Letter of Credit Extension.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt” means, for any Person, without duplication: (a) all obligations of such Person for borrowed money, (b) to the extent not covered under clause (a) above, all obligations of such Person under letters of credit and agreements relating to the issuance of letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, in each case; contingent or otherwise, (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to any Properties acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person to pay in cash the deferred purchase price of Property or services (such obligations including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase) but excluding trade accounts payable in the ordinary course of business and, in each case, either not past due for more than ninety (90) days after the date on which such trade account payable was created or being contested in good faith and for which adequate reserves have been made in accordance with GAAP, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed by such Person, (g) all Guarantee by such Person of Debt of others, (h) all obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases, (i) all obligations of such Person under any Swap Agreement, (j) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (which obligations, for the avoidance of doubt, do not include any obligations to issue Equity Interests in respect of warrants), (k) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt and (l) all Disqualified Equity Interests.

“Debtor Relief Laws” means (a) the Bankruptcy Code, and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement,

receivership, insolvency, reorganization, corporate or similar other debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“December 2022 Dividend” means the dividend payment made during December 2022 by Parent to Persons holding its Equity Interests; provided that, for all purposes hereunder, in no event shall the December 2022 Dividend exceed $252,467,740.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, the applicable Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the applicable Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with its prospective funding obligations hereunder (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or Bail-In Action, or (ii) had appointed for it a receiver, interim receiver, receiver manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower, the applicable Issuing Lender and each Lender under the Facility.

“Deposit Account” has the meaning assigned to such term in the applicable Guaranty and Collateral Agreement.

“Disposition” means any sale, lease, transfer, assignment, conveyance, or other disposition of any asset, including any Equity Interest, and “Dispose” or similar terms shall have correlative meanings; provided that, for the avoidance of doubt, no Permitted Investment shall constitute a Disposition for any purpose hereunder.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than another Equity Interest (which would not constitute a Disqualified Equity Interest), pursuant to a sinking fund obligation or otherwise (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of such Change in Control or asset sale event shall be subject to prior Payment in Full), or is convertible or exchangeable for Debt or redeemable for any consideration other than any Equity Interest (which would not constitute a Disqualified Equity Interest) at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days after the earlier of (a) the Maturity Date and (b) Payment in Full; provided that, if such Equity Interest is issued pursuant to a Plan for the benefit of the Borrower or its Subsidiaries or their officers or employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” means U.S. Dollars unless otherwise specified herein.

“Dollar Equivalent” means on any date, with respect to any amount denominated in any Alternate Currency, the equivalent in Dollars that may be purchased with such currency at the Spot Exchange Rate (determined as of the most recent Calculation Date) with respect to such currency at such date.

“Domestic Loan Party” means any Loan Party that is not a Foreign Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is either (a) incorporated or organized under the laws of the United States, any State thereof or the District of Columbia or (b) disregarded for U.S. federal income tax purposes and the parent is either the Borrower or any other Domestic Subsidiary.

“EBITDA” means, with respect to any Person for any period, Net Income plus, to the extent deducted in determining Net Income (without duplication), (a) the interest expense of such Person and its consolidated subsidiaries calculated on a consolidated basis for such period, (b) all federal, state and local income tax expense of such Person and its consolidated subsidiaries, calculated on a consolidated basis for such period, (c) depreciation and depletion expense, (d) amortization expense, (e) non-cash charges, excluding cancellation of debt income, (f) extraordinary non-cash losses, (g) any costs, expenses and charges relating to severance, cost savings, operating expense reductions, facilities closing, consolidations, and integration costs, and other restructuring charges or reserves, provided that the aggregate amount included pursuant to this clause (g) shall not exceed $20.0 million for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.2(a) or 5.2(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date), (h) any non-cash losses or charges resulting from any Swap Agreement resulting from the requirements of ASC Section 815-10 (as successor to FASB Statement 133), (i) any non-cash foreign currency translation losses (including losses related to currency remeasurements of Debt) for such period, and (j) losses, expenses or charges (other than depreciation and amortization expenses) related to any issuance of Equity Interests or the making of any Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Debt permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful) minus, to the extent included in determining Net Income, (a) extraordinary gains and other non-cash items which would increase Net Income, all calculated on a consolidated basis in accordance with GAAP and (b) non-cash foreign currency translation gains (including gains related to currency remeasurements of Debt) for such period.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Lender and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means at any time, the Accounts of a Loan Party (other than any Parent Guarantor) which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit provided that Eligible Accounts shall not include any Account of a Loan Party:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent or (ii) a Permitted Lien permitted by paragraph (b), (d) or (h) of Section 6.2;

(c) (i) which is unpaid more than ninety (90) days after the date of the original invoice therefor or more than sixty (60) days after the original due date therefor, or (ii) which has been written off the books of the applicable Loan Party;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing by such Account Debtor and its Affiliates are ineligible pursuant to paragraph (c) above;

(e) which (i) is owing by an Account Debtor (other than an Account Debtor described in clause (ii) below) to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Loan Party exceeds 15% of the aggregate amount of Eligible Accounts of all applicable Loan Parties or (ii) is owing by an Account Debtor whose corporate rating (or such Account Debtor’ s parent company’s corporate rating) is, or whose securities (or such Account Debtor’s parent company’s securities) are, rated

BBB- or better by S&P or Baa3 or better by Moody’s to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Loan Party exceeds 25% of the aggregate amount of Eligible Accounts of all applicable Loan Parties, solely to the extent of such excess;

(f) with respect to which any covenant, representation or warranty contained in this Agreement or in the Guaranty and Collateral Agreement has been breached in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to the payment of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Loan Party or if such Account was invoiced more than once (unless such additional invoices were provided for a purpose other than the failure of the Account Debtor to timely make payment, provided that, in no event shall any such accounts be double-counted);

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver manager, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) had possession of all or a material part of its Property taken by any receiver, interim receiver, receiver manager, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by an Account Debtor that fails to satisfy at least one of the following requirements: (i) it maintains its chief executive office or principal place of business in the U.S. or Canada or (ii) it is organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, or any province of Canada unless in any such case, such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent;

(l) which is owed in any currency other than Dollars;

(m) which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with;

(n) which is owed by any Loan Party or any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which a Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of any such counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, Chattel Paper or Instrument unless all steps necessary to perfect the Lien of the Administrative Agent in such promissory note, Chattel Paper or Instrument have been complied with in a manner reasonably satisfactory to the Administrative Agent;

(r) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower has filed such report or qualified to do business in such jurisdiction, or (ii) which is a Sanctioned Person;

(s) with respect to which a Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and the Loan Party created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial, territorial or local, including, without limitation, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person (other than a Loan Party) has or has had an ownership interest in such goods, or which indicates any party (other than a Loan Party or the Administrative Agent) as payee or remittance party;

(v) which was created on cash on delivery terms;

(w) as to which the contract or agreement underlying such Account is governed by the laws of any jurisdictions other than (or, if no governing law is expressed therein, as to which, under applicable choice of law principles, such Account would not be governed by the laws of any of) the United States, any state thereof, the District of Columbia, Canada or any province thereof; or

(x) which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

In the event that an Account of a Loan Party which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Loan Party or the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Loan Party, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender); (b) an Affiliate of a Lender (other than a Defaulting Lender); (c) an Approved Fund; and (d) any other Person approved by (i) the Administrative Agent, (ii) unless an Event of Default has occurred and is continuing at the time any assignment is effected, the Borrower; provided that, if the Borrower shall fail to promptly (and in any event within ten (10) Business Days) approve or reject such Person as an Eligible Assignee, the Borrower shall be deemed to have approved such Person as an Eligible Assignee and (iii) in the case of any assignment under the Facility, each Issuing Lender, in each case, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower nor any natural person nor Sanctioned Person shall qualify as an Eligible Assignee.

“Eligible Cash” means, at any time, the amount of unrestricted cash of the Loan Parties that is (a) held in a segregated and fully-blocked account with the Administrative Agent (i) from which funds cannot be withdrawn unless the requirements in Section 2.24 are satisfied and (ii) which exclusively contains such Eligible Cash and (b) not subject to Liens other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and any Permitted Lien permitted by paragraph (b), (d) or (j) of Section 6.2. For the avoidance of doubt, Eligible Cash does not include any amounts posted to cash collateralize Letters of Credit pursuant to Section 2.6(j).

“Eligible Inventory” means at any time, the Inventory of a Loan Party (other than any Parent Guarantor or Foreign Subsidiary) which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, and the issuance of Letters of Credit provided that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent or (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in such Loan Party’s good faith judgment, slow moving, obsolete, unmerchantable, defective, unfit for sale or not salable at prices approximating at least the cost of such Inventory in the ordinary course of business;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Guaranty and Collateral Agreement has been breached or is not true and which does not conform to all applicable standards imposed by any Governmental Authority;

(e) in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(h) which is located in any location leased by such Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion; provided that, such Reserve shall be for a rental period of no more than ninety (90) days;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion; provided that, such Reserve shall be for a rental period of no more than ninety (90) days;

(j) which is the subject of a consignment by such Loan Party as consignor;

(k) [reserved];

(l) which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise Dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m) [reserved];

(n) which has been acquired from a Sanctioned Person; or

(o) which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such inventory (or a category of eligibility applicable to such Inventory) becoming ineligible; provided, further, that following the delivery of any such prior notice to the Borrower in respect of any such determination, there shall be no making of Loans, issuance, amendment or modification of Letters of Credit or any other extensions of credit hereunder that would result in Availability being less than the amount by which the Loan Limit would be reduced after the imposition of such determination.

In the event that Inventory of an applicable Loan Party which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Premium Rental Drill Pipe” means, at any time, the Premium Rental Drill Pipe of a Loan Party (other than any Parent Guarantor or Foreign Subsidiary) which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, and the issuance of Letters of Credit provided that Eligible Premium Rental Drill Pipe shall not include any Premium Rental Drill Pipe:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in such Loan Party’s good faith judgment, slow moving, obsolete, unmerchantable, defective, unfit for sale or not salable at prices approximating at least the cost of such Premium Rental Drill Pipe in the ordinary course of business;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Guaranty and Collateral Agreement has been breached or is not true and which does not conform to all applicable standards imposed by any Governmental Authority;

(e) in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein

(f) which is not finished goods or which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S.;

(h) which is located in any location leased by such Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion; provided that, such Reserve shall be for a rental period of no more than ninety (90) days;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion; provided that, such Reserve shall be for a rental period of no more than ninety (90) days;

(j) which is the subject of a consignment by such Loan Party as consignor;

(k) which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise Dispose of such Premium Rental Drill Pipe without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Premium Rental Drill Pipe under the current licensing agreement;

(l) which has been acquired from a Sanctioned Person; or

(m) which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such Premium Rental Drill Pipe (or a category of eligibility applicable to such Premium Rental Drill Pipe) becoming ineligible; provided, further, that following the delivery of any such prior notice to the Borrower in respect of any such determination, there shall be no making of Loans, issuance, amendment or modification of Letters of Credit or any other extensions of credit hereunder that would result in Availability being less than the amount by which the Loan Limit would be reduced after the imposition of such determination.

In the event that Inventory of an applicable Loan Party which was previously Eligible Premium Rental Drill Pipe ceases to be Eligible Premium Rental Drill Pipe hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Unbilled Accounts” means, with respect to each Loan Party (other than any Parent Guarantor or Foreign Subsidiary), each Account of such Loan Party that would be an Eligible Account but for the fact that such Account has not been invoiced, in each case arising in the ordinary course of business; provided that, no more than thirty (30) days have elapsed from the date on which such Loan Party recognizes such Account on its books and records until its issuance of an invoice with respect thereto.

“Enhanced Reporting Period” means the period (a) commencing (i) on any date that Availability is less than the greater of (A) $24.0 million and (B) 17.5% of the Loan Limit or (ii) on the date on which an Event of Default has occurred and (b) continuing until such time as (i) no Event of Default is continuing and (ii) Availability equals or exceeds for thirty (30) consecutive days, the greater of (A) $24.0 million and (2) 17.5% of the Loan Limit, as applicable.

“Environment” shall mean the indoor and outdoor environment and natural resources, including as set forth in 42 U.S.C. § 9601(8).

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, provincial, territorial, state, foreign, and local or municipal laws, rules, regulations, ordinances, orders, decisions, enforceable agreements, and other Legal Requirements, including duties imposed under common law, now or heretofore or hereafter in effect and relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or flora, fauna or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization required or issued under Environmental Law.

“Equipment” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Equity Interests” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, capital stock, membership interests or partnership interests, beneficial interests in a trust (or any other ownership interests) of such Person and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower, including any such issuance upon the exercise of warrants to purchase equity by the holders thereof.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalent proceeds or cash equivalent investments received by the Borrower from such Equity Issuance (other than from any other Loan Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) any Reportable Event with respect to a Plan, (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4)(A) of the Code), (e) the incurrence by Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan under Section 4041 or 4041A of ERISA, respectively, (f) the receipt by Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan under Section 4041 or 4041A of ERISA, respectively, or to appoint a trustee to administer any Plan, (g) the incurrence by Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by Parent or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability on Parent or any of its ERISA Affiliates or a determination that a Multiemployer Plan to which Parent or any of its ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions, is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA or (i) any Foreign Benefit Event.

“Euros” means the single currency of participating member states of the European Monetary Union introduced in accordance with the provisions of Article 109(1)4 of the Treaty of Rome of March 25, 1957 (as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993) as amended from time to time) and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Excluded Account” means accounts that are (a) solely used for the purposes of making payments in respect of payroll, taxes and employees’ wages and benefits for the benefit of any Loan Party or any of its Subsidiaries, (b) zero balance accounts, (c) trust accounts, (d) solely used to effect Cash Repatriation Transactions to the extent an Account Control Agreement in respect thereof would (i) be unduly burdensome relative to the benefit thereof (as determined by the Administrative Agent in its Permitted Discretion) or (ii) prevent the consummation of such Cash Repatriation Transaction in accordance with applicable law and (e) other accounts with funds on deposit which, in the aggregate, do not have an average monthly balance exceeding $5.0 million.

“Excluded Collateral” has the meaning given to such term in the applicable Guaranty and Collateral Agreement.

“Excluded Perfection Collateral” means Property with respect to which the Administrative Agent has determined, in its reasonable discretion that the costs of perfecting a security interest in such Property are excessive in relation to the value of the Lien to be afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Executive Officer” means any Responsible Officer of a Subsidiary who is, as part of his/her employment with such Subsidiary, in contact with any Responsible Officer of the Borrower regarding the business and operations of such Subsidiary on a regular basis.

“Existing Collateral” has the meaning assigned to such term in the preliminary statements hereto.

“Existing Collateral Documents” has the meaning assigned to such term in the preliminary statements hereto.

“Existing Credit Agreement” has the meaning assigned to such term in the preliminary statements hereto.

“Existing Letters of Credit” means each letter of credit listed on Schedule II issued under this Agreement that is outstanding on the Closing Date.

“Existing Obligations” has the meaning assigned to such term in the preliminary statements hereto.

“Exiting Lender” means each Lender as defined in and under the Existing Credit Agreement which is not a Lender under this Agreement on the Closing Date.

“Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and its Swingline Exposure at such time plus (b) an amount equal to such Lender’s Applicable Percentage, if any, of the aggregate principal amount of all Protective Advances at such time.

“Facility” means the revolving credit facility described in Section 2.1(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and any related laws, regulations, or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means each fee letter between the Borrower and JPMCB dated September 19, 2023.

“Financial Covenant Trigger Period” means the period (a) commencing (i) on any date that Availability is less than the greater of (A) $17.0 million and (B) 12.5% of the Loan Limit or (ii) on the date on which a Default has occurred and (b) continuing until such time as (i) no Default is continuing and (ii) Availability equals or exceeds for thirty (30) consecutive days, the greater of (A) $17.0 million and (B) 12.5% of the Loan Limit, as applicable

“Financial LC” means a standby letter of credit or bank guarantee under which the beneficiary is entitled to draw thereon in the event that the account party (or the Person or Persons on whose behalf such letter of credit or bank guarantee was issued) fails to perform a financial obligation.

“Financial Letter of Credit” means, as determined by the applicable Issuing Lender, a Letter of Credit issued under this Agreement and constituting a Financial LC.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a U.S. Loan Party.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) EBITDA for the four consecutive fiscal quarters of Parent ended on such date (or, if such date is the not the last day of the fiscal quarter, the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.2(a) or 5.2(b)) (or, prior to the first delivery of any such financial statements, with respect to the most recently available financial statements) for such period minus Unfinanced Capital Expenditures to (b) the Fixed Charges for such four consecutive fiscal quarters.

“Fixed Charges” means, for any period, without duplication, (a) cash Interest Expense, plus (b) prepayments and scheduled principal payments on Debt due in cash, whether or not paid, plus (c) expenses for Taxes paid in cash, plus (d) Restricted Payments paid in cash (other than Restricted Payments permitted pursuant to Section 6.9(a) or (d) or, solely in connection with determining satisfaction of the Payment Conditions, the December 2022 Dividend), plus (e) cash payments of obligations under Capital Leases, plus (f) cash contributions to any Plan, all calculated for Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the Closing Date or any subsequent modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the failure to make any material employer contributions under Legal Requirements or by the terms of such Foreign Pension Plan or (b) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, in each case, which would reasonably be expected to result in Parent, the Borrower or any Subsidiary becoming subject to a material funding or contribution obligation with respect to such Foreign Pension Plan.

“Foreign Loan Party” means any Loan Party that is a Foreign Subsidiary.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any defined benefit pension plan established or maintained outside the United States by Parent or any one or more of its Subsidiaries primarily for the benefit of employees or other service providers of Parent or such Subsidiaries residing outside the United States, which plan provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Account” means any Deposit Account of the Borrower to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit I pursuant to which (i) intercompany obligations and advances owed by any Loan Party are subordinated to the Secured Obligations and (ii) intercompany obligations owing to any Loan Party are evidenced.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Debt or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)). The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each Superior Entity that on the Closing Date or thereafter executes and delivers the Guaranty and Collateral Agreement (or a joinder or supplement thereto), in each case, until the Guarantee of such Guarantor is released in accordance with the terms of the Loan Documents.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement (including any and all supplements or joinders thereto), substantially in the form in Exhibit D, dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guaranty and Collateral Agreement Supplement” means an assumption agreement in respect of the Guaranty and Collateral Agreement, substantially in the form attached thereto as Annex 1.

“Hazardous Substance” means any substance or material identified as hazardous or extremely hazardous pursuant to CERCLA and those regulated as hazardous or toxic or as wastes, pollutants or contaminants, or other terms of similar import, under any other Environmental Law, including without limitation petroleum, petroleum fractions, petroleum products, natural gas, hydrogen sulfide, greenhouse gases, brine, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radionuclides, and radioactive materials (including naturally occurring radioactive materials).

“Hazardous Waste” means any substance or material regulated or designated as a hazardous waste pursuant to any Environmental Law.

“Indemnified Taxes” means (a) taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.1(c).

“Indian Rupees” means the lawful currency of India.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.8.

“Interest Expense” means, for any period and with respect to any Person, total cash interest expense of Parent and its Subsidiaries, Letter of Credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases; provided that, notwithstanding any changes in GAAP resulting from the implementation of lease accounting rules after the Closing Date, no lease payments shall be treated as “Interest Expense” to the extent that such lease payments would not have been treated as “Interest Expense” prior to such change in GAAP), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to Letters of Credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Swap Agreements entered into addressing interest rates, all as determined in conformity with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each calendar quarter and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Term Benchmark Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period) and the Maturity Date and (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date.

“Interest Period” means for each Term Benchmark Loan comprising part of the same Borrowing, the period commencing on the date such Term Benchmark Loan is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.8, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.8. The duration of each such Interest Period shall be one (1), three (3), or six (6) months, in each case as the Borrower may select, provided that:

(a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c) the Borrower may not select any Interest Period for any Loan which ends after the Maturity Date.

“Intermediate Holdco” has the meaning assigned to such term in the preamble.

“Inventory” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, or a purchase or other acquisition of any Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investment Grade Accounts” means any Eligible Accounts owed by an Account Debtor whose corporate rating (or such Account Debtor’s parent company’s corporate rating) is, or whose securities (or such Account Debtor’s parent company’s securities) are rated, BBB- or better by S&P or Baa3 or better by Moody’s.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means each of (i) JPMCB, (ii) Bank of America, N.A. and (iii) with the consent of the Administrative Agent, any other Lender that agrees to act as an Issuing Lender, each in its capacity as the issuer of Letters of Credit pursuant to the terms of this Agreement. Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by branches or Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate. Notwithstanding the foregoing, in no event shall a Sanctioned Person be an Issuing Lender. References herein and in the other Loan Documents to the Issuing Lender shall be deemed to refer to the Issuing Lender in respect of the applicable Letter of Credit or to each Issuing Lender, as the context requires.

“JPMCB” means JPMorgan Chase Bank, N.A.

“JPMorgan” means JPMCB.

“Kuwaiti Dinars” means the lawful currency of the State of Kuwait.

“LC Collateral Account” has the meaning assigned to such term in Section 2.6(j).

“LC Disbursement” means any payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amounts of all outstanding Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not been paid or reimbursed by or on behalf of the Borrower. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure.

“LC Fronting Limit” means, with respect to each Issuing Lender, as of Closing Date, the amount set forth on Schedule I as its LC Fronting Limit and thereafter, amounts as may be agreed between each Issuing Lender and the Borrower.

“Lead Arranger” means each of JPMCB and Bank of America, N.A., in its capacity as a lead arranger and bookrunner hereunder.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X.

“Lender” means a Lender having a Commitment or if the Aggregate Commitments have been terminated, a lender that is owed Loans. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender and each Issuing Lender.

“Lender Parties” means the Lenders, the Issuing Lenders, and the Administrative Agent.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit Application” means the applicable Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower, the applicable Guarantor and accepted by the applicable Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit (based on the Dollar Equivalent thereof with respect to Letters of Credit denominated in an Alternate Currency).

“Letters of Credit” means the letters of credit issued pursuant to this Agreement for the account of the Borrower, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require, in such form as may be agreed by the Borrower and the applicable Issuing Lender.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Parent ended on such date.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, lien, pledge, hypothecation, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250.0 million and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the Administrative Agent or its Affiliates. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of any date of determination, the sum of (without duplication) (a) Availability and (b) the aggregate amount of unrestricted cash consisting of Dollars and Dollar-denominated cash equivalents, in each case, of Parent and the other Loan Parties that are Wholly-Owned Subsidiaries at such time (it being understood that unrestricted cash and cash equivalents shall exclude (i) any cash or cash equivalents of Parent or such Loan Parties not held in a Controlled Account maintained with, or not otherwise subject to an Account Control Agreement in favor of, the Administrative Agent, (ii) any cash and cash equivalents which are pledged to secure (A) any obligations other than the Obligations or (B) obligations under any letter of credit (including, notwithstanding the preceding clause (A), Letters of Credit) and (iii) Eligible Cash).

“Loan” means each of the Loans made by the Lenders to either of the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Loan Limit” means, at any time, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base then in effect.

“Loan Parties” means (a) the Borrower and (b) each Guarantor.

“Loans” means the Revolving Loans and the Protective Advances.

“Local Time” means local time in Chicago, Illinois, United States of America; provided that, “Local Time” shall mean the local time zone of the country where the applicable Alternate Currency is the lawful currency in respect of fundings, continuations, payments and prepayments of Letters of Credit for the account of the Borrower in Alternate Currencies. To the extent any such country has multiple time zones in the mainland area, the Issuing Lender may designate any such time zone as “Local Time”.

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, Property or financial condition of Parent and its Subsidiaries, taken as a whole; (b) the validity or enforceability of any Loan Document or any right or remedy of any Secured Party under any Loan Document or (c) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents.

“Material Debt” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $30.0 million. For purposes of determining Material Debt, the “principal amount” of the obligations of Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each wholly owned direct or indirect Domestic Subsidiary (a) that is a direct or indirect parent of the Borrower or (b) with Adjusted Total Assets exceeding $10.0 million; provided that (x) in no event shall the combined Adjusted Total Assets attributable to all Domestic Subsidiaries that are not Material Subsidiaries exceed $25.0 million and (y) the Borrower shall be required to designate one or more Domestic Subsidiaries as a Material Subsidiary for all purposes of this Agreement until any excess described in the preceding clause (x) shall have been eliminated. For purposes of this definition, calculations of Adjusted Total Assets shall, in each case, be made as of the end of or for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.2(a) or 5.2(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date). For the avoidance of doubt, the term “Material Subsidiary” shall include any wholly-owned Domestic Subsidiary that is designated as a “Material Subsidiary” in accordance with Section 5.12(c).

“Material Transaction” means any disposition or series of related dispositions or any Permitted Acquisition, in each case, with consideration of $25.0 million or more.

“Maturity Date” means the earliest of (a) the date that is five (5) years after the Closing Date, unless such date is not a Business Day, in which case it shall be the immediately preceding Business Day, (b) the earlier termination in whole of the Commitments pursuant to Section 2.9 or Article VII or (c) the date that is 91 days prior to the maturity date of any Material Debt.

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements.

“MIRE Event” shall mean if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (including any incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“MIRE Notice Period” has the meaning assigned to such term in Section 5.12(f)(i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions.

“Net Income” means, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Parent) in which Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Parent or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary and (d) the cancellation of debt income of any Person.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof and at an orderly negotiated sale held within a reasonable period of time, as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, in connection with any casualty loss of Collateral pursuant to Section 5.3(c), by any Superior Entity, the proceeds thereof in the form of cash and Liquid Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, and including casualty insurance settlements and condemnation awards, but in each case only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of the Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or such casualty loss of Collateral and other customary fees and expenses actually incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“New Zealand Dollars” means the lawful currency of New Zealand.

“Non-Consenting Lender” means any Lender who does not agree to a consent, waiver or amendment which (a) requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.2 and (b) has been agreed by the Required Lenders.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender or a Potential Defaulting Lender.

“Norwegian Kroners” means the lawful currency of the Kingdom of Norway.

“Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Commitment, in the form provided by the Administrative Agent and reasonably acceptable to such Borrower.

“Notice” shall has the meaning assigned to such term in Section 9.9(b)(ii).

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit F or such other form as shall be reasonably approved by the Administrative Agent setting forth:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or Term Benchmark Borrowing; and

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Loan Parties to the Lenders, the Issuing Lenders, or the Administrative Agent under this Agreement and the Loan Documents, including the Letter of Credit Obligations and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” has the meaning assigned to such term in the preamble.

“Parent Guarantor” means (a) Parent, (b) each Intermediate Holdco or (c) any other Subsidiary of Parent that is not a Subsidiary of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.7(c).

“Participant Register” has the meaning assigned to such term in Section 9.7(c).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning assigned to such term in Section 8.5(b).

“Payment Conditions” shall be deemed to be satisfied with respect to an action or proposed action if:

(A) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such action or proposed action;

(B) immediately after giving effect to and at all times during the thirty (30) day period immediately prior to such action or proposed action, either (1) both (x) Liquidity (calculated on a pro forma basis immediately after giving effect to such action or proposed action) shall be no less than $100.0 million and (y) Availability shall be no less than $25.0 million or (2) both (x) Availability shall be no less than the greater of (i) $35.0 million and (ii) 30% of the Loan Limit both and (y) the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis immediately after giving such effect to such action or proposed action) shall not be less than 1.00 to 1.00; and

(C) the Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in (A) and (B) above and attaching calculations for item (B).

“Payment in Full” means (a) the Commitments have expired or been terminated and the payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, such Letters of Credit are Cash Collateralized or otherwise secured to the satisfaction of the applicable Issuing Lender), (c) the payment in full in cash of the accrued and unpaid fees, (d) the payment in full in cash of all reimbursable expenses and other Secured Obligations (other than unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, and (e) the termination of Banking Services and Swap Agreements with Swap Counterparties and the satisfaction of the Swap Agreement Obligations and the Banking Services Obligations, or entering into other arrangements satisfactory to, as applicable, the Banking Services Providers or Swap Counterparties.

“Payment Notice” has the meaning assigned to such term in Section 8.5(b)(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition that is permitted under Section 6.4.

“Permitted Debt” has the meaning assigned to such term in Section 6.1.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holder” means (a) GoldenTree Asset Management LP, (b) Monarch Alternative Capital LP, (c) any Affiliate of either of the foregoing or (d) any fund or partnership managed or administered by a Person described in the preceding clauses (a), (b) or (c); provided that in no event shall a portfolio company of any Person described in the preceding clauses (a), (b), (c) or (d) be a Permitted Holder.

“Permitted Investments” has the meaning assigned to such term in Section 6.3.

“Permitted Liens” has the meaning assigned to such term in Section 6.2.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, interim receiver, receiver manager, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning assigned to such term in Section 9.9(b)(i).

“Potential Defaulting Lender” means, at any time, a Lender (a) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in clause (d) of the definition of “Defaulting Lender” has occurred in respect of any financial institution affiliate of such Lender, or (b) as to which the Administrative Agent or an Issuing Lender has in good faith determined and notified the Borrower and, in the case of any good faith determination and notification made by an Issuing Lender, the Administrative Agent, that such Lender or its direct or indirect parent company or a financial institution affiliate thereof has notified the Administrative Agent or the applicable Issuing Lender, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar financing agreement. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (a) or (b) above will be made by the Administrative Agent or, in the case of clause (b), an Issuing Lender, in its sole discretion acting in good faith.

“Pounds” means the lawful currency of the United Kingdom.

“Premium Rental Drill Pipe” means downhole rental drill pipe, including landing strings, heavy wall drill pipe and heavy weight drill pipe, drill collar and completion tubulars.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to any calculations hereunder or otherwise for purposes of determining the Leverage Ratio, the Fixed Charge Coverage Ratio or EBITDA as of any date, that such calculation shall give pro forma effect to (a) all Material Transactions and (b) all issuances, incurrences or assumptions or repayments and prepayments of Debt in connection therewith (with any such Debt being deemed to be amortized over the applicable testing period in accordance with its terms) that have occurred during (or, if such calculation is being made for the purpose of determining any event subject to Article VI is permitted, since the beginning of) the most recently ended four fiscal quarter period of Parent prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Protective Advance” has the meaning assigned to such term in Section 2.4.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified ECP Counterparty” means, in respect of any Swap Agreement, a Guarantor that (a) has total assets exceeding $10.0 million at the time any guaranty of obligations of any Loan Party owing to Swap Counterparties under any Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interest that does not constitute a Disqualified Equity Interest.

“Reais” means the lawful currency of Brazil.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting or (c) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.7(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate or (b) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR.

“Relevant Screen Rate” means with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate.

“Removal Effective Date” has the meaning set forth in Section 8.6(b).

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrower, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Required Lenders” means, Lenders holding more than 50% of (a) prior to the termination or expiration of the Commitments, the Aggregate Commitments and (b) following the termination or expiration of the Commitments, the Aggregate Exposure (with the aggregate amount of each Lender’s risk participation and funded participation in the Letter of Credit Obligations being deemed “held” by such Lender for purposes of this definition); provided that, at any time there are at least two (2) unaffiliated non-Defaulting Lenders, notwithstanding the foregoing, no less than two (2) unaffiliated non-Defaulting Lenders may constitute Required Lenders.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, reserves applicable to Banking Services, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for obligations of any of the Loan Parties owing to Swap Counterparties under any Swap Agreement, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response” shall have the meaning set forth in CERCLA, and includes any equivalent action, howsoever defined, under any other applicable Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, director of finance, treasurer, controller, or vice president, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, treasurer, or vice president, and if such Person is managed by members, then a chief executive officer, president, chief financial officer, chief operating officer, general counsel, treasurer or vice president of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a chief executive officer, president, chief financial officer, chief operating officer, general counsel, treasurer or vice president of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the chief executive officer, president, chief financial officer, chief operating officer, general counsel, treasurer or vice president of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person.

“Revolving Lender” means a Lender; provided that any reference to a “Revolving Lender” (or “Revolving Lenders”) hereunder excludes any such Lender (or Lenders) in its (or their) capacity of the Swingline Lender or an Issuing Lender, as applicable.

“Revolving Loan” means a Loan made to the Borrower pursuant to Section 2.1(a).

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“Ringgits” means the lawful currency of Malaysia.

“Rupiah” means the lawful currency of the Republic of Indonesia.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services, LLC, and any successor thereto that is a nationally recognized rating agency.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctioned Entity” means (a) a country or a government of a country, region or territory, (b) an agency of the government of a country, region or territory, (c) an organization directly or indirectly controlled by a country, region or territory or its government, (d) a Person resident in a country, region or territory, in each case, that is subject to a country, region or territory sanctions program administered and enforced by OFAC or other applicable Sanctions authority, including, without limitation, as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) a Person named on any Sanctions-related list of designated Persons maintained by OFAC or other applicable Sanctions authority, (b) any Person located, organized or resident in a Sanctioned Entity or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or (c) the Government of Canada.

“Saudi Riyals” means the lawful currency of the Kingdom of Saudi Arabia.

“SEC” means, the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations owing by Loan Parties, and (c) obligations of any Loan Party owing to Swap Counterparties under any Swap Agreement, provided, that solely with respect to any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Loan Party shall in any event be excluded from “Secured Obligations” owing by such Loan Party.

“Secured Parties” means the Lender Parties, the Banking Services Providers who are owed Banking Services Obligations and Swap Counterparties who are owed any Obligations.

“Securities Account” has the meaning assigned to such term in the UCC.

“Security Documents” means the Guaranty and Collateral Agreement, including any supplements thereto and any and all other instruments, documents or agreements, now or hereafter executed by any Loan Party or any other Person to secure the Obligations.

“Singapore Dollars” means the lawful currency of the Republic of Singapore.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means on the date of any determination, as to any Person, (a) the fair value of the assets of such Person is not less than the amount that will be required to pay the total liability on existing debts as they become absolute and matured, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability on existing debts of such Person as they become absolute and matured and (c) such Person is able to pay its debts or other obligations as they generally become absolute and matured. The term “debts” as used in this paragraph includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent and “values of assets” means the amount at which the assets (both tangible and intangible) in their entirety would change hands between a willing buyer and a willing seller, with a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under compulsion to act.

“Spot Exchange Rate” means, on any day with respect to any Alternate Currency, the spot rate at which Dollars are offered on such day by the applicable Issuing Lender, in the market where its foreign currency exchange operations are then being conducted for such foreign currency, at approximately 11:00 A.M. Local Time, for delivery two (2) Business Days later; provided, if at the time of any such determination, for any reason no such spot rate is being quoted, the applicable Issuing Lender may use reasonable methods it deems appropriate to determine such rate.

“Statements” has the meaning assigned to such term in Section 2.18(g).

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Loan Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of Parent.

“Superior Entity” means any of Parent or a Subsidiary thereof.

“Superior Midco” has the meaning assigned to such term in the preamble.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender (including a Person that is a party to a Swap Agreement with the Borrower or any of their Subsidiaries that entered into such Swap Agreement before such Person was a Lender or an Affiliate of a Lender), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender (other than a Lender solely in its capacity as the Swingline Lender) at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or an Issuing Lender shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Lender shall be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.22(a).

“Tangible Net Assets” means (a) the consolidated net book value of all assets of Parent and its consolidated Subsidiaries minus (b) the consolidated net book value of all intangible assets of Parent and its consolidated Subsidiaries, calculated in each case based on Parent’s consolidated balance sheet for the most recently ended fiscal quarter as to which its financial statements are available. Tangible Net Assets shall be subject to pro forma adjustments for Material Transactions.

“Tax Group” has the meaning assigned to such term in Section 4.13.

“Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f) (ii) (B) (3).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Local Time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Parent or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit and (b) the payment of the Transaction Costs.

“Type” has the meaning assigned to such term in Section 1.4.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed (a) from the proceeds of any Debt (other than the Loans), (b) with the proceeds of the sale of an asset, (c) with capital contributions to the Loan Parties or the proceeds from the issuance of Equity Interests by the Loan Parties, in each case, other than capital contributions from or Equity Interest issuances to another Loan Party, (d) with casualty insurance proceeds or condemnation awards, (e) through a trade-in of existing assets, (f) as a part of an Investment permitted by Section 6.3 or a Permitted Acquisition, or (g) with any combination of the foregoing.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wholly-Owned” means, as used in reference to a Subsidiary, any Subsidiary whose Equity Interest is owned 100%, either directly or indirectly, by Parent.

“Withholding Agent” means the Borrower, any Guarantor and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, (i) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and (ii) all financial statements delivered hereunder, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of Parent and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the financial statements referred to in Section 3.1(k). If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary contained in this Section 1.3 or in the definition of “Capital Lease,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.4 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type. The “Type” of a Loan refers to the Rate (as defined below) by reference to which interest on such Loan is determined. For purposes hereof, the term “Rate” shall include ABR, the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR.

Section 1.5 Other Interpretive Provisions; UCC Terms.

(a) Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

(b) Unless otherwise defined herein, the following terms, as well as all uncapitalized terms which are defined in the UCC (whether or not capitalized or uncapitalized in the same manner therein) on the date hereof are used herein as so defined: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter of Credit Rights, Payment Intangibles, Proceeds, Securities Accounts, Supporting Obligations and Tangible Chattel Paper; provided that, if such terms are defined in the UCC. Other terms defined in the UCC which are not otherwise defined in this Agreement or in any other Loan Document, as applicable, are used herein and/or therein as defined in the UCC.

Section 1.6 Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating compliance with any covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the

Loan Documents shall be such Dollar Equivalent Amount as so determined by the Administrative Agent or the applicable Issuing Lender.

Section 1.7 Currency Matters; Currency Indemnity. The Borrower shall, and shall cause the other Loan Parties to, make payment relative to any Obligation with respect to Letters of Credit in the currency in which such Obligation was effected (the “Agreed Currency”). If any payment is received on account of any Obligation in any currency other than the Agreed Currency (the “Other Currency”) (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any Collateral under the Security Documents or the liquidation of a Loan Party or otherwise), such payment shall constitute a discharge of the liability of the Loan Parties hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Issuing Lender is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal banking procedures in the relevant jurisdiction and applicable law after deducting any costs of exchange. To the fullest extent permitted by applicable law, if the amount of the Other Currency received is insufficient to satisfy the obligation in the Agreed Currency in full, then the Borrower shall on demand indemnify the Issuing Lenders from and against any loss or cost arising out of or in connection with such deficiency; provided that, if the amount of the Agreed Currency so purchased is greater than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, voluntary prepayment, realization of Collateral, liquidation of a Loan Party or otherwise, then the Administrative Agent or the Lenders, as the case may be, agree to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law). To the fullest extent permitted by applicable law, the foregoing indemnity and agreement by each party shall constitute an obligation separate and independent from all other obligations contained in this Agreement and shall give rise to a separate and independent cause of action.

Section 1.8 Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent Amount of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent Amount of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Lenders and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

Section 1.9 Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.10 Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person or, in the case of any obligation or liability, assumed by the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
CREDIT FACILITIES

Section 2.1 Commitments.

(a) Generally. Subject to the terms and conditions set forth in this Agreement, each Lender severally (and not jointly) agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period; provided that, after giving effect to such Loans, (A) the sum of the aggregate outstanding amount of all Loans plus the LC Exposure shall not exceed the Aggregate Commitments, (B) no Lender’s Exposure shall exceed such Lender’s Commitment, (C) no Lender’s Exposure shall exceed its Applicable Percentage of the Loan Limit, (D) the Aggregate Exposure shall not exceed the Loan Limit, or (E) none of the Availability or the Availability may be less than zero, in each case, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances. Subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Loans.

(b) Change in Commitments.

(i) Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at their election, may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that, (A) such termination must be of all of the Defaulting Lender’s Commitments, (B) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Lender’s capacity as a Lender under this Agreement and under the other Loan Documents (including principal of and interest on the Loans owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.15(a)(iii)), and Letter of Credit fees (subject to Section 2.15(a)(iii)) but specifically excluding any amounts owing under Section 2.10 as result of such payment of such Loans) and shall deposit with the Administrative Agent into the Cash Collateral Account Cash Collateral in the amount equal to such Defaulting Lender’s ratable share of the LC Exposure (including any such portion thereof that has been reallocated pursuant to Section 2.15), (C) a Defaulting Lender’s Commitments may be terminated by the Borrower under this

Section 2.1(b)(i) if and only if at such time, the Borrower have elected, or are then electing, to terminate the Commitments of all then existing Defaulting Lenders, and (D) no Default has occurred and is continuing at the time of such election and termination. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitments pursuant to this clause (i) and the payment and deposit of amounts required to be made by the Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Section 2.9, Section 2.11, Section 2.13, Section 8.3 and Section 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (2) such Defaulting Lender’s Commitments shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Lender” except as to its obligations under Section 8.3 and Section 9.1 and any other obligations that expressly survive, which obligations shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any Lender may have against such Defaulting Lender.

(ii) All notices for a complete termination under clause (i) above delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.2 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance shall be made in accordance with the procedures set forth in Sections 2.4 and 2.5.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1.0 million. ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that, there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3 Requests for Borrowing; Notice of Borrowing.

(a) Notice of Borrowing. To request a Borrowing, the Borrower shall notify the Administrative Agent in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower or by telephone or through Electronic System if arrangements for doing so have been approved by the Administrative Agent, a Notice of Borrowing not later than: (i) in the case of a Term Benchmark Borrowing, 10:00 a.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing; or (ii) in the case of an ABR Borrowing, noon, Chicago time, on the date of the proposed on the date of the proposed Borrowing; provided that, any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 9:00 a.m., Chicago time, on the date of such proposed Borrowing. Each such Notice of Borrowing shall be irrevocable.

(b) The Administrative Agent shall give each Lender prompt notice on the day of receipt of a timely Notice of Borrowing in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower or by telephone or through Electronic System if arrangements for doing so have been approved by the Administrative Agent. Each Notice of Borrowing shall be by telephone or facsimile, and if by telephone, confirmed promptly in writing, specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type of Loans comprising such Borrowing, (iii) the aggregate amount of such Borrowing and (iv) if such Borrowing is to be comprised of Term Benchmark Loans, the Interest Period to be applicable to each such Loan, which shall be a period contemplated by the definition of the term “Interest Period”. Each Lender shall before 2:00 p.m. (Chicago time) on the date of the proposed Borrowing, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in Same Day Funds, such Lender’s Applicable Percentage of such Borrowing. Promptly upon the Administrative Agent’s receipt of such funds (but in any event not later than 4:00 p.m. (Chicago time) on the date of the proposed Borrowing) and provided that, the applicable conditions set forth in Article III have been satisfied, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent (specified in the Notice of Borrowing).

(c) Election of Type of Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.4 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrower in Dollars, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.1) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $15.0 million; and provided further that, upon making such Protective Advance (A) the Aggregate Exposure after giving effect to the Protective Advances being made shall not exceed the Aggregate Commitment, (B) the Aggregate Exposure after giving effect to the Protective Advances shall not exceed the Aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Secured Obligations. All Protective Advances shall be ABR Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 3.2 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.4(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.5 Cash Dominion.

(a) Subsequent to the Loan Parties’ compliance with Section 2.5(b), all Deposit Accounts, Securities Accounts and Commodities Accounts (other than any Excluded Account for so long as such account is an Excluded Account) of the Loan Parties shall be Controlled Accounts.

(b) The Loan Parties will, in connection with any Deposit Account, Securities Account or Commodity Account (other than any Excluded Account for so long as such account is an Excluded Account) established on or before the date that is thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), enter into and deliver to the Administrative Agent an Account Control Agreement and/or lockbox agreement, in each case in form and substance acceptable to the Administrative Agent, on or before the following dates (or, in each case, such later date as the Administrative Agent may agree in its sole discretion): (i) the date that is sixty (60) days after the Closing Date or (ii) with respect to any Deposit Account, Securities Account or Commodity Account (other than any Excluded Account for so long as such account is an Excluded Account) established on or after the date that is thirty (30) days after the Closing Date, promptly but in any event within thirty (30) days of the date such account is established.

(c) Each Loan Party shall be subject to cash dominion at all times during a Cash Dominion Period. At any time that a Cash Dominion Event has occurred and is continuing, cash on hand and collections which are received into any Controlled Account, and to the extent necessary any securities (other than any Equity Interests of a Loan Party) held in any Securities Account shall be liquidated and the cash proceeds thereof, shall be swept on a daily basis into a blocked Concentration Account in the name of the Borrower, as applicable, and held with and maintained by the Administrative Agent and subject to an Account Control Agreement and used to prepay Loans outstanding under this Agreement in accordance with Section 2.10. At any time during a Cash Dominion Period, all proceeds of the Funding Accounts shall be swept into the Concentration Account and any Loan shall be deposited into the Concentration Account that is maintained with the Administrative Agent.

Section 2.6 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or the account of any Loan Party or any Subsidiary of the Borrower denominated in Dollars or, with respect to each Issuing Lender, any applicable Alternate Currency as the applicant thereof for the support of its, the other Loan Parties’ or any of its Subsidiary’s obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Loan Party’s or any of its Subsidiary’s obligations as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, no Issuing Lender shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Lender from issuing such Letter of Credit, or any Requirement of Law relating to the applicable Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Lender shall prohibit, or request that the applicable Issuing Lender refrain from, the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon the applicable Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the applicable Issuing Lender in good faith deems material to it, (iii) if, after giving effect pro forma effect to any such issuance, (A) the aggregate LC Exposure in respect of Financial Letters of Credit would exceed $40.0 million, (B) the Aggregate Exposure would exceed the Loan Limit, (C) 105% of the Dollar Equivalent of the Secured Obligations in respect of Letters of Credit denominated in Alternative Currencies would exceed the lesser of (1) $40.0 million and (2) Availability or (D) the aggregate face amount of drawn and undrawn Letters of Credit (that have not been Cash Collateralized) of such Issuing Lender would exceed such Issuing Lender’s LC Fronting Limit (unless such Issuing Lender has otherwise agreed in its sole discretion) or (iv) if the issuance of such Letter of Credit would violate one or more policies of the applicable Issuing Lender applicable to Letters of Credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Closing Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand or facsimile (or transmit through Electronic Systems, if arrangements for doing so have been approved by the applicable Issuing Lender) to the applicable Issuing Lender and the Administrative Agent prior to 9:00 am, Chicago time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Lender, the Borrower also shall submit a Letter of Credit Application on the applicable Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure in respect of Financial Letters of Credit shall not exceed $40.0 million, (ii) the Aggregate Exposure shall not exceed the Loan Limit, (iii) 105% of the Dollar Equivalent of the Secured Obligations in respect of Letters of Credit denominated in Alternative Currencies does not exceed the lesser of (A) $40.0 million and (B) Availability and (iv) the aggregate face amount of drawn and undrawn Letters of Credit (that have not been Cash Collateralized) of the applicable Issuing Lender shall not exceed such Issuing Lender’s LC Fronting Limit unless such Issuing Lender shall agree in its sole discretion.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Lender to the beneficiary thereof) at or prior to the close of business on the date that is seven (7) Business Days prior to the Maturity Date; provided, that the applicable Issuing Lender may consent to an expiration date of a Letter of Credit which is on or after the date that is seven (7) Business Days prior to the Maturity Date if such Letter of Credit has been cash collateralized on terms acceptable to such Issuing Lender at least thirty-seven (37) Business Days prior to the Maturity Date. If any such Letter of Credit has not been Cash Collateralized on terms acceptable to such Issuing Lender (but in no event for an amount less than one hundred five percent (105%) of the amount of the applicable LC Exposure as of such date plus accrued and unpaid interest thereon) at least thirty-seven (37) Business Days prior to the Maturity Date, then the Borrower shall, on the date that is thirty-seven (37) Business Days prior to the Maturity Date, notwithstanding any conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, an ABR Borrowing in an amount equal to the LC Exposure of such Letter of Credit and such ABR Loans shall be provided to replace such LC Exposure.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Revolving Lenders, the applicable Issuing Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the applicable Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay in the currency of the LC Disbursement to the Administrative Agent, for the account of the applicable Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the applicable Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying in the currency of such LC Disbursement to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (A) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with an ABR Borrowing in Dollars equal to the Dollar Equivalent Amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower in Dollars, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Lender, then to such Lenders and the Issuing Lenders as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If, as a result of fluctuations in the exchange rate between the Dollar and any Alternate Currency, the resultant increase to the Letter of Credit Obligations causes the Obligations to exceed 105% of the Loan Limit, then the Borrower shall deposit within three (3) Business Days of demand by the Administrative Agent as cash collateral, an amount in Dollars equal to the lesser of (x) such excess and (y) the LC Exposure. The obligation to deposit amounts shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the under the terms of a Letter of Credit; provided the Borrower may request that the amounts so deposited be returned so long as the Obligations no longer exceed the Loan Limit, and such amounts hall be returned to the Borrower within five (5) Business Days of such request to the extent such amounts are not otherwise required to collateralize Letters of Credit.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by an Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders, any Issuing Lender or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lenders from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by an Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), the applicable Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Lender. An Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.12(b). From and after the effective date of any such replacement, (A) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an

amount in cash equal to one hundred five percent (105%) of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that, the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) of Section 7.1. Such deposit shall be held by the Administrative Agent as Collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of such an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary, the Borrower shall be obligated to reimburse each Issuing Lender hereunder for any and all drawings under any Letter of Credit issued under the Facility by such Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Reports from Issuing Lenders. Each Issuing Lender (other than the Administrative Agent or any of its Affiliates) shall, upon any issuance of a Letter of Credit or any drawing under a Letter of Credit by such Issuing Lender, provide the Administrative Agent and each other Issuing Lender with a list of all Letters of Credit issued by such Issuing Lender that are outstanding at such time; provided that, upon written request from the Administrative Agent, the applicable Issuing Lender shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Lender.

(n) Existing Letters of Credit. The Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit issued hereunder. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the LC Exposure, (ii) all liabilities of the Superior Entities with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.6(e).

Section 2.7 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account; provided that, ABR Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the applicable Issuing Lender and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (in the case of Dollar denominated amounts) or the Administrative Agent’s cost of funds and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.8 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing, provided that, a Borrowing in one currency may only be converted to another type of Borrowing denominated in the same currency as the Borrowing to be so converted. This Section shall not apply to Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Notice of Borrowing would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.9 Increase, Reduction and Termination of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate the Commitments upon Payment in Full of the Secured Obligations.

(c) The Borrower may from time to time reduce the Commitment; provided that, (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million and (ii) the Borrower shall not terminate or reduce such Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Exposure would exceed the Loan Limit.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b), (c) or (d) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that, a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Borrower shall have the right to increase the Commitment by obtaining additional Commitments, either from one or more of the Lenders or another lending institution; provided that, (i) any such request for an increase shall be in a minimum amount of $10.0 million, (ii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $50.0 million, (iii) the Administrative Agent and the Issuing Lenders have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedure described in Section 2.9(g) has been satisfied. Nothing contained in this Section 2.9 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and each Lender being added or increasing its Commitment, subject only to the approval of the Required Lenders if any such increase or addition would cause the Commitments to exceed $190.0 million. As a condition precedent to such an increase or addition, the Borrower shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects with the same effect as though made on and as of the date of such increase or addition (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), (2) no Default exists and (3) the Borrower are in compliance (on a pro forma basis after giving effect to any additional Borrowings to be made on the effective date of such increase or addition) with any then operative covenant contained in Section 6.1(j) or 6.19 and (ii) legal opinions and documents consistent with those delivered on the Closing Date, to the extent reasonably requested by the Administrative Agent.

(g) On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Loans then outstanding and amounts of principal, interest, Commitment Fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) to the extent necessary to implement the matters set forth in clause (i) above, the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase (or addition) in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.3). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule I to reflect such increase or addition and shall distribute such revised Schedule I to each of the Lenders and the Borrower, whereupon such revised Schedule I shall replace the old Schedule I and become part of this Agreement.

Section 2.10 Repayment of Loans. Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Loan, as applicable, on the Maturity Date and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Concentration Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances that may be outstanding and any other reimbursement obligations in respect of any LC Disbursement that are then due and payable, pro rata, second to prepay the Loans, third if an Event of Default exists and is continuing, to Cash Collateralize outstanding LC Exposure. At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Concentration Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to any Obligations that are then due and payable, pro rata, and second to prepay the Revolving Loans (including Swingline Loans).

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.7) be represented by one or more promissory notes in such form.

Section 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b) In the event and on such occasion that the Aggregate Exposure exceeds the Loan Limit, the Borrower shall prepay, on demand, the applicable Loans and LC Exposure or Cash Collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.6(j), as applicable, in an aggregate amount equal to such excess.

(c) If any Loan Party receives any proceeds in the form of cash or cash equivalents from the incurrence of Debt that is not permitted under Section 6.1 or otherwise under this Agreement, then the Borrower shall immediately upon receipt of such proceeds prepay the applicable Loans and LC Exposure or Cash Collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.6(j), as applicable, in an aggregate amount equal to such proceeds.

(d) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than (i) 10:00 a.m., Chicago time, (A) in the case of prepayment of a Term Benchmark Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing shall be applied first to ABR Borrowings and second to Term Benchmark Borrowings and otherwise ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments, if any, pursuant to Section 2.16.

Section 2.12 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Commitment Fee, which shall accrue at the Commitment Fee Rate on the daily amount of such Lender’s Available Commitment during the period from and including the Closing Date to but excluding the date on which the Commitments terminate. Accrued Commitment Fees shall be payable quarterly in arrears on the first day of each calendar quarter following the last day of the most recently ended calendar quarter, commencing on the first such date to occur after the Closing Date; provided that, all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed, (including the first day but excluding the last day).

(b) Fees for Letters of Credit. The Borrower agrees to pay:

(i) to the Administrative Agent for the pro rata benefit of and for the account of each Revolving Lender, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any applicable LC Exposure; and

(ii) to each Issuing Lender, a fronting fee in an amount to be agreed between such Issuing Lender and the Borrower for each Letter of Credit issued by such Issuing Lender, which fee shall be due and payable in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension; provided that, in no event shall such fronting fee accrue at a rate of less than 0.25% per annum.

Participation fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each calendar quarter following such last day, commencing on the first such date to occur after the Closing Date; provided that, all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All other fees payable to the Issuing Lenders pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent as set forth in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, and the Loans comprising each RFR Borrowing shall bear interest at the Adjusted Daily Simple SOFR plus the Applicable Margin.

(c) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Loans.

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring the consent of “each Lender directly and adversely affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that, (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Relevant Screen Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and such Interest Period or (B) at any time, the Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders via telephone or Electronic System as provided in Section 9.1 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.8 or a new Notice of Borrowing in accordance with the terms of Section 2.3, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Notice of Borrowing, as applicable, for (x) in the case of a Borrowing in Dollars, (1) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (2) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.8 or a new Notice of Borrowing in accordance with the terms of Section 2.3, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, in the case of a Borrowing in Dollars, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other part to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14(a), for Loans denominated in Dollars, (1) any Term Benchmark Loan denominated in Dollars shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan, as applicable, if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 2.15 Increased Costs; Illegality.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or an Issuing Lender;

(ii) impose on any Lender or Issuing Lender or the applicable interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Term Benchmark Loans of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (New York City time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Term Benchmark Loan, or (ii) if required by such notice, on the second (2nd) Business Day following its receipt of such notice, prepay all of the Term Benchmark Loans of such Lender then outstanding, together with accrued interest on the principal amount prepaid or defeased to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment or defeasance being made on such date, (b) such Lender shall simultaneously make a ABR Loan to the Borrower on such date in an amount equal to the aggregate principal amount of the Term Benchmark Loans prepaid to such Lender, and (c) the right of the Borrower to select Term Benchmark Loans from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.16 Breakage Costs.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.9(e) and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.2(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.9(e) and is revoked in accordance therewith), or (c) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.2(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17 Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The applicable Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient on any payment by or on account of any Loan Party under any Loan Document or required to be withheld or deducted from such payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate effectively connected income, an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, an executed IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) On or before the date on which JPMorgan Chase Bank, N.A. (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower executed copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that each Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-Offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, except payments to be made directly to the applicable Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, and 9.1 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable Obligations are denominated, and, if not otherwise specified, in Dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from a Concentration Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements owing by the Loan Parties including amounts then due to the Administrative Agent and the Issuing Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Loan Parties (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements owing by the Loan Parties, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash Collateral for such Obligations, eighth, to pay any amounts owing from Loan Parties with respect to Banking Services Obligations and Swap Agreement Obligations up to and including (x) the amounts most recently provided to the Administrative Agent pursuant to a notice provided in accordance with Section 2.23 and (y) any other amount to the extent no such notice of such other amount is required under Section 2.23 in accordance with the last sentence thereof, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Secured Party by the Loan Parties. Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.1), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any Deposit Account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.3, 2.4 or 2.5, as applicable, and (ii) the Administrative Agent to charge any Deposit Account of any Borrower maintained with the Administrative

Agent for each payment of principal, interest and fees as it becomes due from the Borrower hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the applicable Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or applicable Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the

Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive Payment in Full at another time.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender requests compensation under Section 2.15 or (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (1) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.7), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, (1) the Borrower shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.7, each Issuing Lender), which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, if any, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20 Defaulting Lender Provisions. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.2(b)) and the Commitment and Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.2, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly and adversely affected thereby;

(c) if any LC Exposure or Swingline Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) the sum of all Non-Defaulting Lenders’ Exposures plus such Defaulting Lender’s LC Exposure plus such Defaulting Lender’s Swingline Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure (y) second, Cash Collateralize, for the benefit of the applicable Issuing Lender, the Borrower’s obligations corresponding to such Defaulting Lender’s applicable LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.6(j) for so long as such LC Exposure or is outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s applicable LC Exposure during the period such Defaulting Lender’s applicable LC Exposure is Cash Collateralized;

(iv) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lender until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(vi) so long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein) and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c)(ii).

(d) If (i) a Bankruptcy Event or a Bail-In Action with respect to the parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) an Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit unless such Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Lender, to defease any risk to it in respect of such Lender hereunder.

(e) In the event that the Administrative Agent, the Borrower, the Issuing Lenders agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

Section 2.22 Swingline Loans.

(a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.22 apply to such Notice of Borrowing by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrower on the date of the applicable Borrowing to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.22(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.22(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders hereunder, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate principal amount of Swingline Loans outstanding at any time shall not exceed $30.0 million. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before or after giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage. The Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any such Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan.

(c) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 3.2 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with the Applicable Percentage of such Swingline Loan attributable to the Lender that is also the Swingline Lender, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender required to do so on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.7.

Section 2.23 Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of the Borrower shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary or Affiliate thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent); provided that, notwithstanding the foregoing, to the extent such Banking Services and/or Swap Agreements were entered into prior to the Closing Date, any applicable Lender (or Affiliate thereof) may deliver the related written notice contemplated hereunder three (3) Business Days after the Closing Date and prior to the delivery of any such written notice, the Administrative Agent shall rely on the functionally equivalent notices provided by the applicable Lenders under the Existing Credit Agreement. In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b) and which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed. Notwithstanding the foregoing, no such written notice shall be required hereunder in connection with Banking Services provided by, or Swap Agreement with, JPMCB or any Affiliate thereof so long as JPMCB or an Affiliate thereof is the Administrative Agent.

Section 2.24 Eligible Cash Account. . Notwithstanding the foregoing or anything to the contrary contained herein, so long as (i) no Default or Event of Default has occurred and is continuing (or would result therefrom) and (ii) no Cash Dominion Event has occurred and is continuing (or would result therefrom), Eligible Cash may be freely withdrawn (A) upon the request of the Borrower, it being understood that, in each case, upon such transfer, withdrawal or application, Eligible Cash shall be reduced by the amount of such transferred or withdrawn cash and (B) subject to the delivery of a pro forma Borrowing Base Certificate concurrently with such withdrawal, provided that in no event shall any such withdrawal or transfer pursuant to this Section 2.24 be permitted hereunder if it would result in the Aggregate Exposure exceeding the Loan Limit; provided, further, that if a Cash Dominion Event has occurred and is continuing, the Borrower may request in writing to the Administrative Agent that Eligible Cash be applied in whole or in part to repay the outstanding Obligations (solely to the extent Eligible Cash does not exceed $65.0 million immediately prior to such repayment). Upon such written request and subject to the foregoing conditions, the Administrative Agent shall promptly transfer such cash as directed by the

Borrower and the Borrower shall provide a pro forma Borrowing Base Certificate and information in connection therewith concurrently with such request for release of Eligible Cash or (b) at any other time other than during a Cash Dominion Event.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to the Closing Date. The obligations of each Lender to make Loans on the Closing Date and for the Issuing Lenders to issue or confirm any initial Letters of Credit shall be subject to the satisfaction or waiver (in accordance with Section 9.2 of this Agreement) of the following conditions:

(a) Loan Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and, where applicable, fully executed by all parties thereto:

(i) this Agreement, and all attached Exhibits and Schedules;

(ii) a Note payable to each Lender requesting a Note; and

(iii) the Guaranty and Collateral Agreement, together with such other documents, agreements, or instruments necessary to create an Acceptable Security Interest in the Collateral.

(b) [Reserved].

(c) Representations. The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of the Closing Date, except in the case of any such representation and warranty that expressly relates to a specified date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such specified date.

(d) Solvency Certificate. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a Financial Officer of Parent certifying that, both immediately before and after giving effect to the Transactions (including any extension of credit hereunder on the Closing Date), the Loan Parties, taken as a whole, are Solvent.

(e) No Material Adverse Change. Since December 31, 2022, no Material Adverse Change has occurred.

(f) USA Patriot Act; Beneficial Ownership Certification. The Administrative Agent shall have received (i) all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and (ii) to the extent the Borrower or any other Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(g) Payment of Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least one (1) Business Day prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the last calendar month that has ended at least thirty (30) days prior to the Closing Date.

(i) Ancillary Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and, where applicable, fully executed by all parties thereto:

(i) certificates of insurance naming the Administrative Agent as loss payee or lender’s loss payable with respect to property insurance, or additional insured with respect to liability insurance, and covering the Loan Parties’ Properties with such insurance carriers, for such amounts and covering such risks as required by Section 5.3;

(ii) a secretary’s certificate from each Loan Party certifying and appending such Loan Party’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Loan Documents to which such Person is a party;

(iii) a certificate from an authorized officer of the Borrower dated as of the Closing Date stating that as of such date all conditions precedent set forth in this Section 3.1 have been met or waived;

(iv) certificates of status or good standing for each Loan Party in the jurisdiction in which each such Person is organized, which certificates shall be (A) dated as of a recent date or (B) otherwise effective on the Closing Date; and

(v) a legal opinion of (i) Akin Gump Strauss Hauer & Feld, LLP as outside counsel to the Loan Parties, covering such matters of New York law, Delaware law and Texas law as the Administrative Agent shall reasonably request and (ii) Jones Walker LLP as outside counsel to the Loan Parties, covering such matters of Louisiana law as the Administrative Agent shall reasonably request.

(j) Field Examinations. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ Accounts and related working capital matters and of related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent. It is understood and agreed that such field examination has been completed.

(k) Delivery of Financial Statements; Projections. With respect to Parent and its Subsidiaries, the Administrative Agent shall have received (i) the audited consolidated balance sheets of Parent and its Subsidiaries as of the end of the fiscal years ended December 31, 2022 and December 31, 2021 and related audited and consolidated statements of operations, changes in shareholders’ equity or partners’ capital and cash flows of Parent and its Subsidiaries for such fiscal years; (ii) the unaudited consolidated balance sheets and related statements of operations, changes in shareholders’ equity or partners’ capital and cash flows of each of Parent and its Subsidiaries for each fiscal quarter of Parent that started after December 31, 2022 and ended at least forty-five (45) days prior to the Closing Date; and (iii)

a detailed consolidated budget of Parent and its Subsidiaries for the period from the Closing Date through December 31, 2027 (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for each fiscal year within such period and setting forth the assumptions used for purposes of preparing such budget).

(l) Filings Registrations and Recordings. Each document (including any UCC (or similar) financing statement) required by any Security Document in effect on the Closing Date or under applicable Legal Requirement to be filed, registered or recorded, if any, in order to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Security Document, shall have been received by the Administrative Agent and be in proper form for filing, registration or recordation.

(m) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.2 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(n) Authorizations and Approvals. All authorizations and approval or other action by, or any notice or filing with, any Governmental Authority and the governing bodies of each Loan Party and any holder of Equity Interests therein, in connection with the Transactions occurring on the Closing Date have been obtained and are in full force and effect.

(o) Availability. The Administrative Agent shall have received evidence satisfactory to it that, immediately after giving effect to the Transactions, Availability on the Closing Date shall not be less than $45.0 million.

(p) Appraisals. The Administrative Agent shall have received an appraisal of certain Loan Parties’ Inventory and Premium Rental Drill Pipe from one or more firms reasonably satisfactory to the Administrative Agent, which appraisal shall be satisfactory to the Administrative Agent. It is understood and agreed that such appraisal has been completed.

(q) No Default; Event of Default. At the time of and immediately after giving effect any extensions of credit on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

Section 3.2 Conditions Precedent to Each Credit Extension After Closing Date. The obligation of each Lender to make any Credit Extension on the occasion of each Borrowing, and the obligation of each Issuing Lender to make any Credit Extension after the Closing Date, in each case, shall be subject to the satisfaction or waiver (in accordance with Section 9.2 of this Agreement) of the following conditions as of the date of such Borrowing or such Credit Extension:

(a) Representations and Warranties. As of the date of the making of such Credit Extension or Borrowing, the representations and warranties of each Loan Party or any officer of any Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of such date, except in the case of any such representation and warranty which by its terms is made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such specified date and each request for the making of any Borrowing or Credit Extension, and the making of such Borrowing or Credit Extension shall be deemed to be a reaffirmation of such representations and warranties. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing or Credit Extension, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or Credit Extension, as applicable, the foregoing condition has been met.

(b) Event of Default. As of the date of each Borrowing or Credit Extension, no Default or Event of Default shall have occurred and be continuing or result from the making of such Borrowing or Credit Extension. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing or Credit Extension, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or Credit Extension, as applicable, the foregoing condition has been met.

(c) Availability. After giving effect to any Borrowing, issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.

Each Borrowing after the Closing Date and each issuance, amendment, renewal or extension of a Letter of Credit after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) through (c) of this Section 3.2.

Section 3.3 Determinations Under Section 3.1 and Section 3.2. For purposes of determining compliance with any of the conditions specified in Section 3.1 and Section 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Credit Extensions hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Credit Extensions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

From and after the Closing Date, each Parent Guarantor and the Borrower represents and warrants to the Administrative Agent and each of the Lenders:

Section 4.1 Organization. Each Superior Entity is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization and is authorized to do business and is in good standing (or has the right to transact business) in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Closing Date, each Loan Party’s type of organization and jurisdiction of incorporation, formation or organization are set forth on Schedule 4.1.

Section 4.2 Authorization. The execution, delivery, and performance by each Loan Party of each Loan Document to which such Loan Party is a party and the consummation of the Transactions and any related transactions contemplated thereby (a) are within such Loan Party’s organizational powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, of such Loan Party, (c) do not contravene any articles or certificate of incorporation or formation, bylaws, partnership or limited liability company agreement or other equivalent organization documents, as applicable, binding on or affecting such Loan Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Loan Party except for immaterial laws or contractual restrictions the noncompliance with which would not reasonably be expected to be adverse to any Secured Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any

Governmental Authority except for immaterial authorizations, approvals, other actions, notices or filings the failure to obtain of which would not reasonably be expected to be adverse to any Secured Party. At the time of each Credit Extension, such Credit Extension and the use of the proceeds of such Credit Extension are within the Borrower’s corporate powers, have been duly authorized by all necessary action, do not contravene (i) the Borrower’s certificate or articles of incorporation, bylaws or other organizational documents, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3 Enforceability. The Loan Documents have each been duly executed and delivered by each Loan Party that is a party thereto and each Loan Document constitutes the legal, valid, and binding obligation of each Loan Party that is a party thereto enforceable against such Loan Party in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

Section 4.4 Financial Condition.

(a) The Borrower has delivered to the Lenders the financial statements identified in Section 3.1(k) and such financial statements were, in the case of the financial statements identified in clauses (i) and (ii) of Section 3.1(k), prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial condition and results of operations and cash flows of the Persons covered thereby as of the respective dates thereof for the periods covered therein, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes.

(b) The Borrower has delivered to the Lenders the consolidated budget identified in clause (iii) of Section 3.1(k), and such consolidated budget has been prepared in good faith based upon reasonable assumptions, it being recognized that any projections are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projections, and such differences may be material.

(c) As of the Closing Date, none of the Parent and its Subsidiaries has any Debt or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 4.4, (ii) obligations arising under the Loan Documents, (iii) liabilities incurred in the ordinary course of business and (iv) liabilities disclosed in the financial statements identified in clause (iii) of Section 3.1(k)) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Change.

(d) Since December 31, 2022, no event or condition has occurred that has resulted in, or would reasonably be expected to result in a Material Adverse Change.

Section 4.5 Ownership and Liens; Real Property.

(a) On the Closing Date, each Superior Entity has good title, free of all Liens other than Permitted Liens, to all of the property and assets reflected in the most recent consolidated financial statements provided to the Administrative Agent hereunder or under the Existing Credit Agreement on or prior to the Closing Date as owned by such Superior Entity unless such property or asset has been subject to a Disposition permitted under the Existing Credit Agreement.

(b) Each Superior Entity possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each Superior Entity manages and operates its business in accordance with all applicable Legal Requirement except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change.

(c) Subject to normal wear and tear, the material Properties used or to be used in the continuing operations of each Superior Entity, taken as a whole, are in good working order and condition except as could not reasonably be expected to result in a Material Adverse Change. Neither the business nor the material Properties of any Superior Entity has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.6 True and Complete Disclosure.

(a) No report, financial statement, certificate or other written information furnished by or on behalf of any Superior Entity to the Lead Arrangers, the Administrative Agent or any Lender on or before the Closing Date in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Parent Guarantor and the Borrower represents only that such information was prepared in good faith based upon reasonable assumptions (it being recognized that projected financial information is not to be viewed as facts, such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular such information will be realized and that actual results during the period or periods covered by any such projections may differ from the projections, and such differences may be material).

Section 4.7 Litigation and Environmental Matters.

(a) There are no actions, suits, or proceedings pending or, to any Superior Entity’s knowledge, threatened against any Superior Entity, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent, there is no pending or, to the knowledge of any Superior Entity, threatened action or proceeding instituted against any Superior Entity which seeks to adjudicate any Superior Entity as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver manager, custodian, trustee or other similar official for it or for any substantial part of its Property.

(b) Except for such matters that could not reasonably be expected to result in a Material Adverse Effect:

(i) Each Superior Entity (A) has obtained all Environmental Permits necessary for the ownership and operation of its properties and the conduct of its businesses; (B) is and, during the relevant time periods specified under applicable statutes of limitation, has been in compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental

Laws; (C) has not received written notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (D) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to result in any liability of any Superior Entity.

(ii) To each Superior Entity’s knowledge, none of the present or previously owned or operated property of any Superior Entity, wherever located, (A) has been placed on or proposed to be placed on the National Priorities List, the Superfund Enterprise Management System list or their state or local analogs, or have been otherwise investigated, designated, listed, or identified by a Governmental Authority as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (B) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any property owned or operated by any Superior Entity, wherever located; or (C) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for a Response.

(iii) Without limiting the foregoing, all necessary notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project required to be undertaken by any Superior Entity pursuant to any Environmental Law, on any of their presently or formerly owned or operated property.

Section 4.8 Compliance with Laws; No Conflicts; No Default.

(a) Each Superior Entity is in compliance with all Legal Requirements, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

(b) The Transactions will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Superior Entity or the assets of any Superior Entity, or give rise to a right thereunder to require any payment to be made by any Superior Entity, except with respect to any violation, default or right as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

(c) No Default has occurred and is continuing.

Section 4.9 Pension Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, no ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) would not, as of the date of the most recent financial statements of Parent, exceed the fair market value of the assets of such Plan by an amount that, individually or in the aggregate together with all other Plans, would reasonably be expected to result in a Material Adverse Change.

(b) No Superior Entity is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and to the knowledge of any Parent Guarantor or the Borrower neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 4.10 Labor Matters. As of the Closing Date, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (i) there are no strikes, lockouts or slowdowns or any other material labor disputes against any Superior Entity pending or, to the knowledge of any Superior Entity, threatened and (ii) there are no unfair labor practice complaints pending against any Superior Entity or, to the knowledge of any Superior Entity, threatened against any of them before the National Labor Relations Board or other Governmental Authority.

Section 4.11 Subsidiaries. As of the Closing Date, Parent has no Subsidiaries other than those listed on Schedule 4.11, and such schedule sets forth the name of, and the ownership interest of Parent and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Loan Party as of the Closing Date. As of Closing Date, the Equity Interests in Parent and each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and the Equity Interests in each Subsidiary are owned by Parent, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents and any Liens on such Equity Interests that are permitted by Section 6.2). Except as set forth or referred to in Schedule 4.11, as of Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Superior Entity is a party requiring, and there are no Equity Interests in Parent or any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by Parent or any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribed for or purchase any Equity Interests in Parent or any Subsidiary.

Section 4.12 Investment Company Act. No Superior Entity is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

Section 4.13 Taxes. Proper and accurate (in all material respects), federal and all material state, provincial, territorial local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by each Superior Entity or any member of an affiliated group of such Superior Entities as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all material Taxes and other impositions due and payable with respect to such tax returns have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP. Proper and accurate amounts have been withheld by the Superior Entities and all other members of the Tax Group from their employees and in respect of payments to any other Persons for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable U.S. federal, state, provincial, territorial, local and foreign law.

Section 4.14 Federal Reserve Regulations. No Superior Entity is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulation T, U, or X.

Section 4.15 Use of Proceeds. The proceeds of the Loans have been and will be used by Parent and the Subsidiaries for the purposes described in Section 6.6.

Section 4.16 Security Interest.

(a) The Guaranty and Collateral Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined therein) and (i) when such Collateral constituting certificated securities (as defined in the Uniform

Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Guaranty and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Guaranty and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) (subject to Section 4.16(b)) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the Lien of any other Person, except for Liens permitted to be prior and/or superior under Section 6.2.

(b) Upon the recordation of the Guaranty and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in Section 4.16(a), the security interest created under the Guaranty and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guaranty and Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted to be prior and/or superior under Section 6.2 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).

Section 4.17 OFAC; Anti-Terrorism; Anti-Corruption Laws; Sanctions.

(a) No Superior Entity is in violation of any Sanctions. No Superior Entity, nor any of their respective officers, directors, nor to the knowledge of any Superior Entity, any of their respective employees or agents (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has assets located in Sanctioned Countries, or (iii) derives revenues from Investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used to fund any operations in, finance any Investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(b) No Superior Entity, nor any of their directors or officers, nor to the knowledge of any Superior Entity, any agent, employee or other person acting on behalf of any Superior Entity or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any Anti-Corruption Laws. Furthermore, Parent and its Affiliates, and to the knowledge of each Superior Entity has conducted their businesses in compliance with Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.18 Solvency. Immediately before and immediately after giving effect to the making of each Credit Extension and the application of proceeds thereof after the Closing Date, the Superior Entities are, when taken as a whole, Solvent.

For purposes of this Section 4.18, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.19 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 4.20 Qualified ECP Counterparty. Each Loan Party is a Qualified ECP Counterparty.

Section 4.21 Senior Debt. The Secured Obligations shall constitute “Senior Debt”, “Designated Senior Debt” or any similar designation under and as defined in any agreement, to the extent such designation is referenced therein or required thereby, governing any unsecured, senior subordinated or subordinated Debt and the subordination provisions set forth in each such agreement, if any, are legally valid and enforceable against the parties thereto subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE V
AFFIRMATIVE COVENANTS

Commencing on the Closing Date and until Payment in Full, each Parent Guarantor and the Borrower covenants and agrees with the Lenders that it shall and shall cause the Subsidiaries to comply with the following covenants:

Section 5.1 Organization.

(a) Each Parent Guarantor and the Borrower will, and will cause each other material Superior Entity to, (i) preserve, renew and keep in full force and effect its legal existence and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.7.

(b) Each Parent Guarantor and the Borrower will, and will cause each other Superior Entity to, take all reasonable action to maintain the rights, licenses, permits, privileges, franchises, governmental authorizations, patents, copyrights, trademarks, trade names and other intellectual property, in each case, material or necessary for the conduct of its business; provided that the foregoing shall not require any Superior Entity to maintain its respective patents, copyrights, trademarks, trade names and other intellectual property to the extent failure to do so could not reasonably be expected to result in a Material Adverse Change.

Section 5.2 Reporting.

(a) Annual Financial Reports. (i) As soon as available, but in any event within 90 days after the end of each fiscal year of Parent (or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof), Parent shall deliver to the Administrative Agent its audited consolidated balance sheet and audited consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit other than with respect to internal controls over financial reporting for which an opinion as to effectiveness is not required) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of the Superior Entities on a consolidated basis as of the end of and for such fiscal year.

(b) Unaudited Financial Reports.

(i) As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent (or earlier if required pursuant to the Securities

Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof), Parent shall deliver to the Administrative Agent its unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the then-current fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Parent as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Superior Entities on a consolidated basis as of the end of and for such fiscal quarter and such portion of the then-current fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(ii) As soon as available, but in any event within 30 days after the end of each of the first two calendar months of each fiscal quarter of Parent (other than the last calendar month of any fiscal quarter), Parent shall deliver to the Administrative Agent its unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such calendar month and the then elapsed portion of the then-current fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Parent as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Superior Entities on a consolidated basis as of the end of and for such fiscal quarter and such portion of the then-current fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Compliance Certificate. Concurrently with the delivery of any of the financial statements referred to in Section 5.2(a) and Section 5.2(b) and upon any calculation of the Fixed Charge Coverage Ratio pursuant to Section 6.19, Parent shall provide to the Administrative Agent a duly completed Compliance Certificate signed by a Financial Officer of Parent and attaching thereto detailed supporting information for the calculations made thereunder and other such information required thereunder.

(d) Annual Budget. As soon as available and in any event within sixty (60) days after the end of each fiscal year of Parent, Parent shall provide to the Administrative Agent a consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget, in each case, in form reasonably satisfactory to the Administrative Agent.

(e) Quarterly Lender Calls. Parent shall cause appropriate (as determined by Parent in good faith) members of management of Parent to conduct quarterly calls with the Administrative Agent and the Lenders.

(f) Defaults. The Loan Parties shall provide to the Administrative Agent promptly, but in any event within five (5) Business Days after a Responsible Officer of any Loan Party obtains knowledge thereof, a notice of any Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Loan Parties have taken and propose to take with respect thereto.

(g) Other Creditors. The Loan Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any material default notices given or received by any Superior Entity pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing Material Debt.

(h) Litigation. The Loan Parties shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting any Superior Entity that could reasonably be expected to result in a Material Adverse Change or that in any manner questions the validity of this Agreement or any other Loan Document.

(i) Environmental Notices. The Loan Parties shall provide to the Administrative Agent prompt written notice of any development (including the notice of any matter) that could give rise to a liability under or relating to Environmental Law that has resulted, or could reasonably be expected to result, in a Material Adverse Change.

(j) ERISA Notices. The Loan Parties shall provide to the Administrative Agent prompt written notice of any ERISA Event that has resulted, or could reasonably be expected to result, in a Material Adverse Change.

(k) Material Changes. The Loan Parties shall provide to the Administrative Agent prompt written notice of any condition or event of which any Responsible Officer of any Loan Party obtains knowledge and which could reasonably be expected to result in a Material Adverse Change.

(l) [reserved].

(m) [reserved].

(n) Management Letters; Other Accounting Reports. Promptly upon receipt thereof (to the extent permitted by Parent’s auditors), a copy of each “management letter” submitted to any Superior Entity by independent accountants in connection with any annual, interim or special audit made by them of the books of Parent and its Subsidiaries, and a copy of any response by any Superior Entity, or the board of directors or managers (or other applicable governing body) of Parent or any Subsidiary, to such letter.

(o) Borrowing Base Certificates. (i) As soon as available but in any event within thirty (30) days of the end of each calendar month, (ii) prior to (or concurrently with) any transaction or series of related transactions resulting in a Disposition to a Person that is not a Loan Party of more than $2.5 million of Borrowing Base assets in one or a series of related transactions, (iii) and at such other times as may be necessary to re-determine Availability or as may be requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith including, without limitation, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that, during an Enhanced Reporting Period, in addition to the foregoing, on the third (3) Business Day of each week, the Borrower shall deliver a Borrowing Base Certificate, with respect to the prior week; provided, further, that in connection with any Borrowing Base Certificate referenced in the preceding clause (ii), the Borrowing Base Certificate shall be prepared on a Pro Forma Basis for the most recently ended calendar month or prior week, as applicable.

(p) Collateral Reporting; Borrowing Base.

(i) As soon as available but in any event within thirty (30) days of the end of each calendar month (and weekly during an Enhanced Reporting Period, on the third (3rd) Business Day of each week), as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent;

(A) a detailed aging of the Loan Parties’ Accounts, prepared in a manner reasonably acceptable to the Administrative Agent;

(B) a schedule detailing the Loan Parties’ Inventory and Premium Rental Drill Pipe, in form satisfactory to the Administrative Agent;

(C) a worksheet of calculations prepared by the Loan Parties to determine Eligible Accounts, Eligible Inventory and Eligible Premium Rental Drill Pipe, such worksheets detailing the Accounts, Inventory and Premium Rental Drill Pipe excluded from Eligible Accounts, Eligible Inventory and Eligible Premium Rental Drill Pipe and the reason for such exclusion;

(D) as soon as available but in any event within thirty (30) days of the end of each calendar month, as of the month then ended, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent; and

(E) the most recent available account statement in respect of the accounts holding the Eligible Cash.

(ii) Promptly upon the Administrative Agent’s request:

(A) copies of invoices issued by the Loan Parties in connection with any Accounts included in the Borrowing Base; and

(B) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory.

(q) Customer List. Concurrently with the annual field examination and at any time promptly upon the Administrative Agent’s request, an updated customer list for each Loan Party, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(r) Perfection Certificate. Within 120 days of each fiscal year end of Parent, an updated perfection certificate (or a supplement to the most recently delivered perfection certificate) in substantially the same form as that delivered to the Administrative Agent on or prior to the Closing Date.

(s) Intellectual Property. If, subsequent to the Closing Date, a Loan Party shall (i) acquire or obtain any Inventory or Premium Rental Drill Pipe that contains or bears intellectual property rights licensed to any Loan Party and (ii) such Inventory or Premium Rental Drill Pipe cannot be sold or otherwise disposed of without (A) infringing the rights of such licensor, (B) violating any contract with such licensor, or (C) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory or Premium Rental Drill Pipe under the current licensing agreement, then the applicable Credit Parity shall provide an annex with each Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.2(r) immediately following the date that such Inventory or Premium Rental Drill Pipe is acquired or obtained, notifying the Administrative Agent of such acquisition, which annex shall specify all reasonable details (including the location, title, patent number(s) and issue date) as to the Inventory or Premium Rental Drill Pipe so acquired or obtained and the intellectual property rights licensed to the Loan Party in connection therewith.

(t) Other Information. Subject to the confidentiality provisions of Section 9.8, the Loan Parties shall provide to the Administrative Agent notice of any update to Beneficial Ownership Certificate, information requested by any Lender to comply with applicable “know your customer” laws and Beneficial Ownership Regulation, and such other information respecting the business, operations, or Property of the

Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.2(a) or Section 5.2(b) (to the extent such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest of such date (i) on which such documents are delivered by e-mail to the Administrative Agent, (ii) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet or (iii) on which such documents are posted at www.sec.gov or any other Internet or intranet website, if any, identified by Parent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Parent shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request to Parent to deliver such paper copies. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.3 Insurance.

(a) Each Loan Party shall, and shall cause each of its Domestic Subsidiaries to, carry and maintain all such insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and with reputable insurers.

(b) The Borrower will furnish any Lender upon request all information as to the insurance carried. All policies of property insurance with respect to the Collateral shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties and name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between any Parent Guarantor, the Borrower, the Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least thirty (30) days’ notice or ten (10) days notice in the case of non-payment, or such shorter period as such insurance company may require and which is acceptable to the Administrative Agent) prior written notice to the Administrative Agent.

(c) [reserved].

(d) After the occurrence and during the continuance of an Event of Default, if requested by the Administrative Agent, all proceeds of insurance of any Loan Party, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6(b) of this Agreement, whether or not the Secured Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to any Loan Party in violation of clause (d) or clause (e), such Loan Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Loan Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each Loan Party shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4 Compliance with Laws. Each Parent Guarantor and the Borrower shall, and shall cause each other Superior Entity to, (i) comply with Legal Requirements (including Environmental Laws) which are applicable to such Superior Entity, including the operations, business or Property of such Superior Entity and maintain all related permits necessary for the ownership and operation of such Superior Entity’s Property and business and (ii) perform its obligations under material agreements to which it is a party, except, in any case with respect to clauses (i) and (ii), where the failure to so comply could not reasonably be expected to result in a Material Adverse Change. Each Parent Guarantor and the Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Superior Entities and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.5 Taxes. Each Parent Guarantor and the Borrower will, and will cause each other Superior Entity to pay and discharge all material Taxes, assessments, and other charges and claims related thereto imposed on any Superior Entity prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6 [Reserved].

Section 5.7 [Reserved].

Section 5.8 Books and Records; Inspection; Field Examinations. Each Parent Guarantor and the Borrower shall and shall cause each other Superior Entity to maintain, keep proper books of record and accounts in which full, true and correct (in all material respects) entries in conformity with GAAP and all Legal Requirements are made of all material dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, (a) once during any 12-month period and (b) one additional time (for a total of two (2) such times during any 12-month period) at any time during the 12-month period following any time that Availability falls below the greater of (i) $34.0 million and (ii) 25% of the Loan Limit, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders. The Borrower shall be responsible for the reasonable and documented costs and expenses of (a) one (1) field examination during any 12-month period and (b) one (1) additional field examination (for a total of two (2) such field examinations during any 12-month period) conducted at any time during the 12-month period following any time that Availability falls below below the greater of (i) $34.0 million and (ii) 25% of the Loan Limit. Additionally, there shall be no limitation on the number or frequency of field examinations if an Event of Default has occurred and is continuing, and the Borrower shall be responsible for the costs and expenses of any field examinations conducted while an Event of Default has occurred and is continuing.

Section 5.9 Maintenance of Property. Each Parent Guarantor and the Borrower will, and will cause each other Superior Entity to maintain their owned, leased, or operated material Property, taken as a whole, in good condition and repair, except for normal wear and tear; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.10 Controlled Accounts

(a) Within the time periods set forth in Section 2.5(b), each Loan Party shall execute and deliver to the Administrative Agent Account Control Agreements for each Deposit Account (other than Excluded Accounts) maintained by such Loan Party (each, a “ Collateral Deposit Account”).

(b) Subject to the time periods referenced above, each Loan Party shall direct all of its Account Debtors to forward payments directly to Collateral Deposit Accounts subject to Account Control Agreements. During a Cash Dominion Period the Administrative Agent shall have sole access to the Collateral Deposit Accounts and each Loan Party shall take all actions necessary to grant the Administrative Agent such access. At no time during a Cash Dominion Period shall any Loan Party remove any item from a Collateral Deposit Account without the Administrative Agent’s prior written consent. If any Loan Party should refuse or neglect to notify any Account Debtor to forward payments directly to a Collateral Deposit Account subject to an Account Control Agreement after notice from the Administrative Agent, the Administrative Agent shall be entitled to make such notification directly to such Account Debtor. If notwithstanding the foregoing instructions, any Loan Party receives any proceeds of any Collateral, such Loan Party shall receive such payments as the Administrative Agent’s trustee, and shall promptly deposit all cash, checks or other similar payments related to or constituting payments made in respect of Collateral received by it to a Collateral Deposit Account. During a Cash Dominion Period, all funds deposited into any Collateral Deposit Account subject to a Collateral Deposit Account, as applicable, will be swept on a daily basis into a collection account maintained by such Loan Party with the Administrative Agent (the “Concentration Account”). The Administrative Agent shall hold and apply funds received into the Concentration Account as provided by the terms of Section 2.10(b).

Section 5.11 Appraisals. At any time that the Administrative Agent requests, each Parent Guarantor and the Borrower will, and will cause each other Superior Entity to, provide the Administrative Agent with appraisals or updates thereof of its Inventory and Premium Rental Drill Pipe prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law. The Borrower shall be responsible for the reasonable and documented costs and expenses of (a) one Inventory appraisal during any period of twelve (12) consecutive calendar months and (b) one additional Inventory appraisal (for a total of two (2) such appraisals during any 12-month period) at any time during the 12-month period following any time that Availability falls below the greater of (i) $34.0 million and (ii) 25.0% of the Loan Limit. Additionally, there shall be no limitation on the number or frequency of appraisals if an Event of Default has occurred and is continuing, and the Borrower shall be responsible for the costs and expenses of any such appraisals conducted while an Event of Default has occurred and is continuing.

Section 5.12 Post-Closing; Further Assurances.

(a) Parent will, and will cause each of its Subsidiaries that is a Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties. Parent also agrees to, and shall cause each of its Subsidiaries that is a Guarantor to, provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) (i) Parent will, and will cause each Subsidiary that is a Material Subsidiary on the Closing Date, to execute each of the Guaranty and Collateral Agreement on and as of the Closing Date and (ii) if any additional Subsidiary is formed or acquired (or otherwise becomes a Material Subsidiary, including as described in Section 5.12(c)) after the Closing Date, then Parent will, as promptly as practicable and, in any event, within 30 days (or such longer period as the Administrative Agent, acting reasonably, may agree to in writing (including electronic mail)) after such Subsidiary is formed or acquired (or otherwise becomes a Material Subsidiary), notify the Administrative Agent thereof and cause any such Subsidiary, to the extent it is a Material Subsidiary, to execute a Guaranty and Collateral Agreement Supplement.

(c) Parent (i) may at any time designate any wholly-owned Domestic Subsidiary as a Material Subsidiary and (ii) shall designate wholly-owned Domestic Subsidiaries as Material Subsidiaries in accordance with the proviso to clause (b) of the definition of “Material Subsidiary”.

(d) If, after the Closing Date, any Loan Party acquires any material intellectual property consisting of a registered patent, trademark or copyright, any application for registration thereof, or any exclusive license to any registered U.S. copyright, then such Loan Party shall notify the Administrative Agent of such acquisition concurrently with the delivery of the next Compliance Certificate required to be provided to the Administrative Agent pursuant to Section 5.2(c), and concurrently with the delivery of such notice, shall cause such intellectual property to be subjected to a Lien securing the Secured Obligations and shall take such actions as shall be reasonably requested by the Administrative Agent to grant and perfect or record such Lien.

(e) If any asset that has an individual fair market value in excess of $5.0 million is acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Guaranty and Collateral Agreement that become subject to the Lien created by the Guaranty and Collateral Agreement upon acquisition thereof), Parent will notify the Administrative Agent, and, if requested by the Administrative Agent, Parent will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause such Loan Party to take, such actions as shall be reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.12(a), all at the expense of the Loan Parties; provided that, in no event shall any mortgages be required to be delivered hereunder or under any other Loan Document with respect to any real property interests.

(f) Notwithstanding the foregoing or anything to the contrary herein:

(i) no MIRE Event may be closed until the date that is (a) if there is no real property subject to a mortgage securing the Obligations located in a “special flood hazard area”, ten (10) Business Days or (b) if there is any such real property subject to such a mortgage located in a “special flood hazard area”, thirty (30) days (in each case, the “MIRE Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Insurance Regulations, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the MIRE Notice

Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction; and

(ii) the Administrative Agent shall not enter into any mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (a) if such real property is not located in a “special flood hazard area”, ten (10) Business Days or (b) if such real property is in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Insurance Regulations, evidence of required flood insurance.

ARTICLE VI
NEGATIVE COVENANTS

Commencing on the Closing Date and until Payment in Full, each Parent Guarantor and the Borrower covenants and agrees with the Lenders that it shall and shall cause the Subsidiaries to comply with the following covenants:

Section 6.1 Debt. No Loan Party shall, nor shall it permit any of the Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) (i) the Obligations and (ii) the Banking Services Obligations;

(b) Debt of Subsidiaries existing on the Closing Date and set forth in Schedule 6.1 and extensions, refinancings, refundings, replacements and renewals of any such Debt subject to the last sentence of this Section 6.1;

(c) intercompany Debt incurred by any Loan Party owing to any other Loan Party; so long as such Debt is also permitted as an Investment under Section 6.3(e)(i); provided that, (i) to the extent such Debt is evidenced by an unsecured intercompany note, the Administrative Agent shall have a first priority Lien in such intercompany note and the receivable evidenced thereby and (ii) such Debt shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(d) [reserved];

(e) purchase money debt or Capital Leases incurred by Parent or any Domestic Subsidiary (including extensions, refinancings, refundings, replacements and renewals thereof subject to the last paragraph of this Section 6.1, and including those set forth on Schedule 6.1) in an aggregate outstanding principal amount not to exceed $50.0 million at any time outstanding; provided that such Debt (or the Debt so extended, refinanced, refunded, replaced or renewed) is incurred prior to or within 270 days after the acquisition of, or the completion of, or the construction, repair, replacement or improvement in respect of the Property that secures such Debt;

(f) obligations in respect of Swap Agreements permitted under Section 6.16;

(g) Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(h) Debt incurred by any Foreign Subsidiary in an aggregate outstanding principal amount not to exceed $50.0 million at any time outstanding;

(i) Debt incurred by Parent or any Domestic Subsidiary in an aggregate principal amount not exceeding $50.0 million, so long as such Debt is not secured by Liens on the Collateral;

(j) unsecured Debt of Parent or any Domestic Subsidiary that is a Loan Party evidenced by bonds, debentures, notes or other similar instruments (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, (i) the scheduled maturity date of such Debt shall not be earlier than 91 days after the Maturity Date, (ii) such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof on any date earlier than 91 days after the Maturity Date, other than at scheduled maturity thereof and mandatory prepayments which are customary with respect to such type of Debt and that are triggered upon change in control and sale of all or substantially all assets, (iii) the Leverage Ratio would not exceed 3.00:1:00 calculated on a Pro Forma Basis, (iv) no Default or Event of Default has occurred and is continuing at the time of the incurrence of such Debt (or would result therefrom), (v) Parent shall have delivered a certificate of a Financial Officer of Parent to the Administrative Agent certifying as to compliance with the requirements of clauses (iii) and (iv) of this Section 6.1(j) and (vi) the terms of such Debt (excluding pricing, fees, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms)), are not, taken as a whole (as reasonably determined by the Borrower), materially more favorable to the lenders providing such Debt than those applicable to the Loans hereunder (other than any covenants or any other provisions applicable only to periods after the Maturity Date);

(k) any guaranty of Debt so long as such underlying Debt is otherwise permitted hereunder (including as to whether the applicable guarantor would have been permitted to incur such other permitted debt as a borrower or issuer in respect of such Debt);

(l) Debt of any Superior Entity that is not a Foreign Subsidiary that is non-recourse to any other Superior Entity and that is assumed by such Superior Entity in connection with any Permitted Acquisition (or, if such Subsidiary is acquired as part of such Permitted Acquisition, existing prior thereto) and extensions, refinancings, refundings, replacements and renewals thereof subject to the last paragraph of Section 6.1; provided, however, that (i) such Debt (or the Debt so extended, refinanced, refunded, replaced or renewed) exists at the time of such Permitted Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition, (ii) that such Debt is not recourse to any other Superior Entity or any Property thereof prior to the date of such Permitted Acquisition, and (iii) the aggregate principal amount of Debt incurred pursuant to this clause (l) shall not exceed $50.0 million;

(m) Debt arising from the financing of insurance premiums of any Superior Entity, so long as (i) such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy, (ii) any unpaid amount of such Debt is fully cancelled upon termination of the underlying insurance policy, and (iii) the aggregate principal amount of Debt outstanding pursuant to this clause (l) shall not exceed $10.0 million at any time;

(n) Debt arising from (a) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards or (c) merchant processing services, in each case, provided by an Exiting Lender pursuant to agreements existing, and as in effect, on the Closing Date in an aggregate amount not to exceed $2.0 million;

(o) [reserved];

(p) unsecured Debt constituting earn-out obligations, contingent obligations or similar obligations of any Superior Entity arising from or relating any Permitted Acquisition; and

(q) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business.

Any extensions, refinancings, refundings, replacements and renewals of Debt as permitted above in this Section 6.1 shall be subject to the following conditions: (A) any such refinancing Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus accrued and unpaid interest thereon plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Debt being extended, refinanced, refunded, replaced or renewed to the extent such unutilized active commitment is permitted to be drawn at such time and (B) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof but excluding, for the avoidance of doubt pricing, interest rates and fees) shall be, in the aggregate, no less favorable to Parent and its Subsidiaries than those contained in the Debt being extended, refinanced, refunded, replaced or renewed; provided that, the foregoing conditions are not, and shall not be construed as, an increase in any dollar limit already provided in Section 6.1 above nor an amendment of any specific requirement set forth in Section 6.1 above, including the specific requirements under clause (i) above.

Section 6.2 Liens. No Loan Party shall, nor shall it permit any of the Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Loan Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations pursuant to the Security Documents;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, landlord’s liens and other similar liens, and such Liens granted under contract with such materialmen, mechanic, carrier, workmen, repairmen and landlord, in any case, arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d) Liens for Taxes, assessments, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in compliance with GAAP;

(e) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or of which written notice has not been duly given in accordance with applicable law or which although filed or registered, relate to obligations not due or delinquent or, if due, the validity of such Lien is being contested in good faith by appropriate actions diligently conducted;

(f) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(e); provided that, each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds);

(g) Liens arising from precautionary UCC financing statements regarding operating leases permitted hereunder;

(h) encumbrances consisting of easements, zoning restrictions, servitudes or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Loan Party to use such assets in its business;

(i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only Deposit Accounts or other funds maintained with a depository institution;

(j) Liens on cash or securities with an aggregate value not to exceed $15.0 million pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(k) judgment and attachment Liens not giving rise to an Event of Default, provided that, (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC or by contract in favor of a reclaiming seller of goods or buyer of goods (including purchase money security interests in favor of vendors in the ordinary course of business);

(m) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by applicable law as a condition to the transaction of any business or the exercise of any privilege or license;

(o) Liens created pursuant to joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by the Borrower or Superior Entity in the applicable joint venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Debt;

(p) Liens on cash securing letters of credit issued by an Exiting Lender and outstanding on the Closing Date;

(q) Liens on cash securing Debt permitted under Section 6.1(n);

(r) Liens on Property of a Person which becomes a Subsidiary after the date hereof, to the extent that (i) such Liens are in existence at the time such Person becomes a Subsidiary and were not created in anticipation thereof, (ii) the Debt secured by such Liens does not thereafter increase in amount and (iii) such Liens secure Debt permitted under Section 6.1(l);

(s) Liens existing as of the date hereof and set forth on Schedule 6.2 and replacement Liens in respect thereof; and

(v) Liens securing Debt of Parent or any Domestic Subsidiary, in an aggregate principal amount not exceeding $25.0 million at any time outstanding (A) not on Collateral or (B) only to the extent such Debt is not incurred in reliance on Section 6.1(i), (1) on Collateral that is not included in the calculation of then existing Borrowing Base and (2), on a junior basis to Liens in favor of the Administrative Agent securing the Obligations.

Notwithstanding this Section 6.2, (x) no Superior Entity shall create, incur, assume or permit to exist any consensual Lien on any of its assets located in, or governed by the laws of, a jurisdiction outside of the United States of America (including any state thereof or the District of Columbia) unless (xx) such Superior Entity contemporaneously grants a lien in favor of the Administrative Agent to secure the Secured Obligations on a first lien basis and otherwise cause Section 5.12 to be satisfied mutatis mutandis with respect to such assets as if such assets were otherwise required to be Collateral or (yy) such Lien is permitted under Section 6.2(a) or (t) and (y) no Loan Party shall create, incur, assume or permit to exist any consensual Lien on any of such Loan Party’s fee-owned real property unless such Loan Party contemporaneously grants a lien in favor of the Administrative Agent to secure the Secured Obligations (and otherwise comply with the requirements of Section 5.12(e) with respect to such fee-owned real property); provided that (xx) such other Lien shall otherwise be permitted by this Section 6.2 and (yy) such other Lien shall be junior to the Lien securing the Secured Obligations unless otherwise expressly permitted to be pari passu with the Lien securing the Secured Obligations by this Section 6.2 and shall in no event be senior to the Lien securing the Secured Obligations.

The permitted existence of any Permitted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the collateral agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the collateral agent and the other Secured Parties.

Section 6.3 Investments. No Loan Party shall, nor shall it permit any of the Subsidiaries to, make or hold any Investment other than the following (collectively, the “Permitted Investments”):

(a) Investments in the form of trade credit to customers of a Superior Entity arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) [reserved];

(d) [reserved];

(e) (i) Investments by any Loan Party in any other Loan Party, (ii) Investments by any Domestic Subsidiary that is not a Loan Party in any other Domestic Subsidiary, (iii) Investments by any Foreign Subsidiary in any other Subsidiary; provided that, if any Investment made pursuant to clause (ii) or clause (iii) of this Section 6.3(e) is made by a Person that is not a Loan Party in a Subsidiary that is a Loan Party, such Investment (to the extent it could reasonably constitute Debt) shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(f) Investments in the form of Permitted Acquisitions; provided that, if such Permitted Acquisition involves a Subsidiary, such Acquisition otherwise complies with this Agreement, including with respect to Section 5.12;

(g) to the extent constituting Investments, Cash Repatriation Transactions to the extent such Cash Repatriation Transactions are entered into in the ordinary course of business;

(h) loans or advances to (x) directors, officers and employees of any Superior Entity for expenses or other payments incident to such Person’s employment or association with any Superior Entity and (y) former owners of Equity Interests in any Superior Entity in connection with or relating to their acquisition of Equity Interests in such Superior Entity; provided that, the aggregate amount of such loans and advances pursuant to this Section 6.3(h) shall not exceed $10.0 million at any time outstanding;

(i) Investments (including debt obligations and Equity Interests) and other assets received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(j) Investments in the form of mergers, amalgamations and consolidations of Superior Entities in compliance with Section 6.7(a); provided that, if such Investment involves a Subsidiary, such Investment otherwise complies with this Agreement, including with respect to Section 5.12;

(k) Capital Expenditures and Investments to the extent funded exclusively with Equity Issuance Proceeds (of Equity Interests not constituting Disqualified Equity Interests);

(l) Investments with respect to which the Payment Conditions are satisfied, calculated on a Pro Forma Basis for such Investment and the related transactions; and

(m) other Investments in an aggregate amount not to exceed $10.0 million (other than as a result of appreciation), during the term hereof.

Section 6.4 Acquisitions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, make an Acquisition in a single transaction or related series of transactions other than:

(a) mergers, amalgamations and consolidations permitted by Section 6.7(a);

(b) any Acquisition approved by the Required Lenders; or

(c) any Acquisition with respect to which the Payment Conditions are satisfied, calculated on a Pro Forma Basis for such Acquisition and the related transactions.

Section 6.5 Restrictive Agreements. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to any Loan Party, or which requires the consent of or notice to other Persons in connection therewith other than:

(a) this Agreement and the Security Documents;

(b) agreements governing Debt permitted by Section 6.1(q);

(c) agreements governing Debt permitted by Section 6.1(e) to the extent such restrictions govern only the assets financed pursuant to such Debt and the proceeds thereof;

(d) agreements governing Debt permitted by Section 6.1(l), to the extent such restrictions do not apply to Collateral or Properties which are required to be Collateral under Section 5.12 and such agreements do not require the direct or indirect granting of any Lien securing such Debt or other obligation by virtue of the granting of Liens on or pledge of Collateral to secure the Secured Obligations;

(e) any prohibition or limitation that (i) exists pursuant to applicable requirements of a Governmental Authority, (ii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of the Borrower or a Subsidiary and customary provisions in other contracts restricting assignment thereof, or (iii) exists in any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; and

(f) any prohibition or limitation that exists in any contract to which a Loan Party is a party on the date hereof so long as (i) such prohibition or limitation is generally applicable and does not specifically address any of the Secured Obligations or the Liens granted under the Loan Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to any Secured Party.

Section 6.6 Use of Proceeds; Use of Letters of Credit. No Loan Party shall, nor shall it permit any of its Subsidiaries to (a) use the proceeds of the Loans for any purpose other than (i) for the payment of fees and expenses related to the Transactions, (ii) for working capital purposes of Parent and the Subsidiaries and (iii) for other general corporate purposes of Parent and the Subsidiaries, including Permitted Acquisitions, Permitted Investments and permitted Restricted Payments; (b) use the proceeds of the Letters of Credit for any purposes other than (i) working capital purposes of Parent and the Subsidiaries and (ii) other general corporate purposes of Parent and the Subsidiaries. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of the Loans or the Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that their Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.7 Corporate Actions; Accounting Changes.

(a) No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge, amalgamate or consolidate with or into, any other Person after the Closing Date, except:

(i) that the Borrower may merge or amalgamate with any of its Wholly-Owned Subsidiaries and any Loan Party may merge, amalgamate or be consolidated with or into any other Loan Party; provided that, immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger or amalgamation to which the Borrower is a party, the Borrower is the surviving entity;

(ii) that any Foreign Subsidiary may merge, amalgamate or be consolidated with or into any other Foreign Subsidiary; provided that, immediately after giving effect to any such proposed transaction no Default would exist;

(iii) that any Superior Entity that is not a Loan Party may merge, amalgamate or consolidate with any other Superior Entity that is not a Loan Party;

(iv) any other merger, amalgamation or consolidation to effect a Permitted Acquisition under Section 6.4(c), subject to the conditions set forth therein; and

(v) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided, that (A) the assets of any such dissolving Subsidiary that is a Domestic Subsidiary become owned by the Borrower or another Domestic Subsidiary and (B) to the extent that the dissolving Subsidiary is a Loan Party, the assets of any such dissolving Subsidiary that is a Loan Party become owned by another Loan Party and provided further that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Change. Any such Subsidiary may effect the same by merger, amalgamation or consolidation.

(b) The Parent will not permit the Borrower or any Subsidiary that is a direct or indirect parent of the Borrower to be organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

(c) No Loan Party shall, nor shall it permit any of its Material Domestic Subsidiaries to, (i) without at least thirty (30) days’ (or such shorter period as agreed to by the Administrative Agent) prior written notice to the Administrative Agent, change its name, change its jurisdiction of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) amend, supplement, modify or restate its articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, in any manner that could reasonably be expected to be materially adverse to the Lenders, (iii) change the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 unless such changes are required to conform to GAAP or such changes are to conform the accounting practices of Parent and its Subsidiaries and notice of such changes have been delivered to the Administrative Agent prior to effecting such changes or (iv) change the fiscal year end of Parent.

(d) None of Parent, any Intermediate Holdco or the Borrower shall reorganize in any jurisdiction other than the United States, any State thereof or the District of Columbia.

Section 6.8 Disposition of Assets. No Loan Party shall, nor shall it permit any of its Subsidiaries to, make a Disposition other than:

(a) Disposition by any Superior Entity (other than a Loan Party) of any of its Properties to any Loan Party; provided that, at the reasonable request of the Administrative Agent, acting in its Permitted Discretion, the receiving Loan Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(b) Disposition by any Loan Party of any of its Properties to any other Loan Party; provided that (i) any Disposition by a Loan Party must be made in the ordinary course of business and (ii) at the reasonable request of the Administrative Agent, acting in its Permitted Discretion, the receiving Loan Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(c) Disposition by any Superior Entity that is not a Loan Party of any of its Properties to any Domestic Subsidiary that is not a Loan Party; provided that, if such Property is an Equity Interest that is Collateral or otherwise required to be Collateral under Section 5.12, then at the reasonable request of the Administrative Agent, the receiving Superior Entity shall ratify, grant and confirm the Liens on such Equity Interest (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(d) sale of Inventory in the ordinary course of business and Disposition of cash or Liquid Investments in the ordinary course of business;

(e) Disposition of worn out, obsolete or surplus Property in the ordinary course of business and the abandonment or other Disposition of patents, trademarks and copyrights that, in the reasonable judgment of Parent and its Subsidiaries, should be replaced or are no longer economically practicable to maintain or useful in the conduct of the business of Parent and its Subsidiaries taken as a whole;

(f) mergers, amalgamations and consolidations in compliance with Section 6.7(a);

(g) to the extent constituting a Disposition, Cash Repatriation Transactions to the extent such Cash Repatriation Transactions are entered into in the ordinary course of business;

(h) assignments and licenses of patents, trademarks or copyrights of any Superior Entity in the ordinary course of business;

(i) Disposition of any assets required under Legal Requirements;

(j) Dispositions of Equipment by any Loan Party in the ordinary course of business the proceeds of which are reinvested in the acquisition of Equipment of comparable value and type within ninety (90) days and on which the Administrative Agent has an Acceptable Security Interest;

(k) Dispositions of Equipment by any Foreign Subsidiary in the ordinary course of business;

(l) Dispositions of Equity Interests in a joint venture;

(m) leases of real or personal property in the ordinary course of business;

(n) Dispositions of Property permitted by Section 6.15;

(o) Disposition of Properties not otherwise permitted under the preceding clauses of this Section 6.8 so long as immediately prior to, and after giving effect to, any such Disposition, no Default would exist; provided that, such Disposition, taken together with all such other Dispositions completed since the Closing Date, does not exceed ten percent (10%) of the Tangible Net Assets in the aggregate and calculated at the time of such subject Disposition; provided, that, at least seventy-five percent (75%) of the consideration for each Disposition effected pursuant to this Section 6.8(o) shall be cash or Liquid Investments; and

(p) Disposition of Properties, together with all other Properties subject to a Disposition effected pursuant to this Section 6.8(p), with a fair market value not to exceed $25.0 million per calendar year; provided that (i) Liquidity is at least $100.0 million and (ii) Availability is at least $25.0 million, in each case, both immediately prior to, and immediately after, giving effect to such Disposition.

Section 6.9 Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to make any Restricted Payments except that:

(a) the Subsidiaries of Parent may make Restricted Payments to Parent or any other Loan Party;

(b) so long as no Default exists or would result from the making of such Restricted Payment, Parent or any Subsidiary may (i) make cash Restricted Payments to existing and former officers, directors, and employees of the Borrower or such Subsidiary; provided, that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of such Superior Entity, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person and (ii) make repurchases, redemptions or exchanges of Equity Interests of Parent deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options and may make repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of Parent made in lieu of withholding Taxes in connection with any exercise or exchange of stock options, warrants or other similar rights, in an aggregate amount with respect to this clause (b) not to exceed $10.0 million in the aggregate;

(c) Parent may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock (not constituting Disqualified Equity Interests) or in shares of its common stock;

(d) [reserved];

(e) Parent may make Restricted Payments to purchase, redeem, retire, or otherwise acquire its Equity Interests, to the extent such Restricted Payments are made from the substantially concurrent receipt by Parent of Net Proceeds from capital contributions or the substantially concurrent issuance of new Equity Interests of Parent (not constituting Disqualified Equity Interests);

(f) notwithstanding anything in this Agreement to the contrary, for so long as the Borrower Regarded Taxpayer is a member of a group filing a consolidated or combined tax return with Parent, the Borrower Regarded Taxpayer may make payments to Parent to pay the consolidated or combined tax liabilities of Parent that are attributable to the income of the Borrower Regarded Taxpayer and its Subsidiaries that are members of such group in an amount in any fiscal year not to exceed the amount that the Borrower Regarded Taxpayer and such Subsidiaries would be required to pay in respect of such Taxes for such fiscal year were the Borrower Regarded Taxpayer and such Subsidiaries to pay such Taxes on a consolidated or combined basis on behalf of a group consisting only of the Borrower Regarded Taxpayer and such Subsidiaries, taking into account any net operating losses or other attributes of the Borrower Regarded Taxpayer and such Subsidiaries, less any amounts paid directly by the Borrower Regarded Taxpayer and such Subsidiaries that are available to offset such consolidated or combined Tax liabilities of Parent in such fiscal year, with respect to such Taxes so long as no Default or Event of Default has occurred and is continuing or would result therefrom; and

(g) the Borrower may make Restricted Payments so long as the Payment Conditions are satisfied.

Section 6.10 Certain Payments, Prepayments and Redemptions of Debt. No Loan Party will, nor will it permit any Subsidiary to, make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Debt, except:

(a) payment of Debt created under the Loan Documents;

(b) payment of scheduled payments, required payments and redemptions as and when due in respect of any Debt permitted under Section 6.1, excluding in connection with any excess cash flow sweep under the TLB Credit Agreement;

(c) refinancings of Debt to the extent permitted by Section 6.1;

(d) payment of secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt to the extent such sale or transfer is permitted by the terms of Section 6.5;

(e) the Loan Parties may make payments in respect of Debt not otherwise permitted by this Section 6.10 so long as the Payment Conditions are satisfied; and

(f) Parent may make payments on Debt with the proceeds of a new Qualified Equity Interests issuance by Parent or by exchanging such Debt for new Qualified Equity Interests of Parent.

Section 6.11 Affiliate Transactions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates that are not Superior Entities other than:

(a) such transaction or series of transactions are arm’s length transactions entered into on terms that are not materially less favorable to Parent or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate;

(b) the agreements described on Schedule 6.11; provided that, the terms thereof may not be amended, supplemented or otherwise modified unless such amended, supplemented or otherwise modified terms complies with clause (a) above;

(c) the Restricted Payments permitted under Section 6.8;

(d) Permitted Investments in the form of Equity Interests of Subsidiaries, including the purchase or acquisition thereof and capital contributions in connection therewith; and

(e) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans).

Section 6.12 Line of Business. No Loan Party shall, and shall not permit any of its Subsidiaries to, change the character of Parent and its Subsidiaries collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to, or a normal extension of, the Parent’s and its Subsidiaries collective business as presently conducted.

Section 6.13 Hazardous Materials. No Loan Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Loan Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any material liability on the Lenders or the Administrative Agent.

Section 6.14 Compliance with ERISA. Except for matters that could not reasonably be expected to cause a Material Adverse Change, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which a Superior Entity could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to Parent, any Subsidiary or any ERISA Affiliate to the PBGC; (c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Superior Entity or ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any Superior Entity or any ERISA Affiliate to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.15 Sale and Leaseback Transactions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter Parent or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which Parent or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred; provided that, the Superior Entities may effect such transactions with Property that is not Collateral so long as such transactions do not exceed $10.0 million in the aggregate during the term hereof and if such Superior Entity is a Foreign Subsidiary, the cash proceeds of such transaction are distributed or otherwise transferred to a Loan Party for repayment of Loans pursuant to Section 2.5.

Section 6.16 Limitation on Hedging. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Swap Agreement for speculative purposes; or (b) be party to or otherwise enter into any Swap Agreement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to Parent or their Subsidiaries’ operations; provided that, for the avoidance of doubt, any Superior Entity may enter into Swap Agreement (A) to mitigate risk to which such Superior Entity has actual exposure, (B) to effectively cap, collar or exchange interest rates (from floating to fixed rates, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Superior Entities and (C) consisting of spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes.

Section 6.17 No Material Amendments. No Loan Party will, nor will they permit any of their respective Subsidiaries to, amend, modify or waive any of its rights under any agreement relating to any Material Debt or the organizational documents of itself or such Subsidiaries, if, in any such case, the effect of such amendment, modification or waiver would be materially adverse to the Lenders.

Section 6.18 Negative Pledge on Real Property. No Loan Party shall create, incur or permit to exist any Lien in, of or on any real property of such Loan Party, other than non-consensual Liens arising by statute or operation of law to the extent such Liens are Permitted Liens that do not secure Debt.

Section 6.19 Fixed Charge Coverage Ratio. At any time during a Financial Covenant Trigger Period, the Fixed Charge Coverage Ratio of Parent, as of the last day of the most recent fiscal quarter for which financial statements are available shall not be less than 1.00 to 1.00.

ARTICLE VII
DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Loan Document:

(a) Payment Failure. Any Loan Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three (3) Business Days of when due, any other amount due under this Agreement or any other Loan Document, including payments of interest fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Loan Party or any officer thereof in this Agreement, in any other Loan Document or in any certificate delivered in connection with this Agreement or any other Loan Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Loan Party of any of the covenants in Section 2.5(b), Section 5.2(a), Section 5.2(f), Section 5.2(o), Section 5.2(p), Section 5.10 or Article VI of this Agreement; or (ii) any breach by any Loan Party of any other covenant or agreement contained in this Agreement or any other Loan Document and such breach shall remain unremedied for a period of thirty (30) days after the earliest of (A) the date any Responsible Officer of Parent or Borrower has actual knowledge of such breach, (B) the date any Executive Officer of any Subsidiary has actual knowledge of such breach, and (C) the date written notice thereof shall have been given to the Borrower by any Lender Party;

(d) Guaranties. (i) Any material provision in the Guaranties shall at any time (before the Guaranties expire in accordance with their terms) and for any reason be determined by a court of competent jurisdiction to cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any Guarantor party thereto or by the Borrower; (ii) the Borrower or any Guarantor shall deny in writing that it has any liability or obligation under the Guaranties; or (iii) any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e) Security Documents. Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the release thereof expressly authorized and provided for in the Loan Documents;

(f) Cross-Default. (i) Any Superior Entity shall fail to pay any principal of or premium or interest on any Material Debt (but excluding Debt owing to the Lenders hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Material Debt of the Superior Entities, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of, or to permit the redemption of such Debt by the holder of, such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment);

(g) Bankruptcy and Insolvency. (i) Except as otherwise permitted under this Agreement, any Superior Entity shall terminate its existence or dissolve or (ii) any Superior Entity (A) admits in writing its inability to pay its Debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, interim receiver, receiver manager, custodian, liquidator, fiscal agent, or trustee (or similar official) of itself or any of its Property; files a petition, application, case or proceeding under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, interim receiver, receiver manager, custodian, liquidator, fiscal agent, or trustee (or similar official) of itself or any of its Property; any petition, application, case or proceeding filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition, application, case or proceeding shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h) Adverse Judgment. Any Superior Entity suffers final non-appealable judgments against any of them since the date of this Agreement that results in an aggregate amount, less any insurance proceeds covering such judgments (other than under a self-insurance program) which are received or as to which the insurance carriers have not denied, greater than $30.0 million and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $30.0 million;

(j) Multiemployer Plan Withdrawals. The Borrower or any ERISA Affiliate as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $30.0 million;

(k) Invalidity of Credit Agreement. Any material provision of this Agreement shall cease to be in full force and effect and valid and binding on the Borrower or the Borrower shall so state in writing (except as permitted by the terms of this Agreement or as waived in accordance with Section 9.2); or

(l) Change in Control. The occurrence of a Change in Control.

Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default under Section 7.1(g)) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare that the obligation of each Lender and each Issuing Lender to make Credit Extensions shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all outstanding Loans, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Loans, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding LC Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Loan Document by appropriate proceedings.

Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a) the obligation of each Lender and each Issuing Lender to make Credit Extensions shall immediately and automatically be terminated and all Loans, all interest on the Loans, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding LC Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Loan Document by appropriate proceedings.

Section 7.4 Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of the Administrative Agent, each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that, the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5 Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender, Administrative Agent, or any Issuing Lender in this Agreement or the Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement and the Loan Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender, the Administrative Agent, or any Issuing Lender may take action to eliminate the circumstances giving rise to any Event of Default (it being understood that taking such action shall not waive such Event of Default). No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

Section 7.6 Application of Payments.

(a) Prior to Event of Default. Except during an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.11.

(b) During an Event of Default. If an Event of Default has occurred and is continuing, any amounts received or collected from, or on account of assets held by, any Loan Party shall be applied to the Secured Obligations by the Administrative Agent in the order and manner set forth in Section 2.18(b) but subject to the marshaling rights of the Administrative Agent and Lenders.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations.

ARTICLE VIII
THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

Section 8.1 Appointment, Powers, and Immunities.

(a) Appointment and Authority. Each Lender and Issuing Lender hereby (a) irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. JPMorgan (and any successor acting as Administrative Agent) and their respective Affiliates may accept fees and other consideration from the Borrower or any Subsidiary or Affiliate of a Subsidiary for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lenders.

(c) Exculpatory Provisions. The Administrative Agent (which term as used in this Section 8.1(c) shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of their respective Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.1 and Section 1.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Loan Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Loan Document unless requested by the Required Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.2 Reliance by Administrative Agent and Issuing Lenders. The Administrative Agent and each Issuing Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension or any conversion or continuance of a Loan that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Credit Extension or conversion or continuance of a Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.4 Indemnification.

(a) INDEMNITY OF ADMINISTRATIVE AGENT. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE APPLICABLE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE LOANS THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE LOANS IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, LIABILITIES UNDER OR RELATING TO ENVIRONMENTAL LAW, PROVIDED THAT, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT, AND (ii) ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE APPLICABLE BORROWER.

(b) INDEMNITY OF ISSUING LENDER. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE APPLICABLE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE

LOANS THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE LOANS IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ISSUING LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, LIABILITIES UNDER OR RELATING TO ENVIRONMENTAL LAW, PROVIDED THAT, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 8.5 Acknowledgments of Lender Parties.

(a) Each Lender Party (other than the Administrative Agent) acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each such Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or an Issuing Lender by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

(b) Each Lender Party (other than the Administrative Agent) hereby agrees that (x) if the Administrative Agent notifies such Lender Party that the Administrative Agent has determined in its sole discretion that any funds received by such Lender Party from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender Party (whether or not known to such Lender Party), and demands the return of such Payment (or a portion thereof), such Lender Party shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender Party to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender Party shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender Party under this Section 8.5(b) shall be conclusive, absent manifest error.

(i) Each Lender Party (other than the Administrative Agent) hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each such Lender Party agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender Party shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender Party to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii) Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender Party that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender Party with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(iii) Each party’s obligations under this Section 8.5(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender Party, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.6 Resignation of Administrative Agent or an Issuing Lender.

(a) The Administrative Agent or an Issuing Lender may at any time give notice of its resignation to the other Lender Parties and the Borrower. Upon receipt of any such notice of resignation, (i) with respect to the Administrative Agent, the Required Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint a successor Administrative Agent and (ii) with respect to an Issuing Lender, the Required Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed) to appoint a successor Issuing Lender, which shall be a Lender. If no such successor Administrative Agent or Issuing Lender shall have been so appointed (and, if with respect to an Issuing Lender, there is no remaining Issuing Lender) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and the applicable Issuing Lender, appoint a successor agent or Issuing Lender meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by the Administrative Agent or an Issuing Lender shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that (y) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the applicable Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit); provided, that promptly after request therefor by the retiring Issuing Lender, the Borrower shall request from the successor Issuing Lender replacement Letters of Credit to replace Letters of Credit issued by the retiring Issuing Lender and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the Required Lenders, appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.1 and Section 2.6(j) shall continue in effect for the benefit of such retiring or removed Administrative Agent and the Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender.

Section 8.7 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders as set forth in Section 7.2 or Section 7.3 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Loan Documents or applicable Legal Requirement.

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon Payment in Full; (B) constituting Property sold or to be sold or Disposed of as part of or in connection with any Disposition permitted under this Agreement or any other Loan Document; (C) constituting Property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter; or (D) constituting Property leased to any Loan Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed or extended and (ii) release a Guarantor from its obligations in respect of its Guarantee provided for under Article II of the Guaranty and Collateral Agreement and any other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement; provided that, notwithstanding anything to the contrary herein, the parties hereto agree that the Administrative Agent may request an officer’s certificate from a Responsible Officer of the Borrower as a condition to executing any documentation memorializing any release contemplated by this sentence, certifying as to matters reasonably requested by the Administrative Agent and customary in nature in connection with such releases. For the avoidance of doubt, the Administrative Agent shall have the benefit of the provisions of Article VIII of this Agreement with respect to all actions taken by it pursuant to this Section 8.7(b) to the full extent thereof. In addition, each of the Secured Parties hereby authorizes the Administrative Agent or any successor agent (A) to execute or to enter into amendments of or supplements to, amendments and restatements of, waivers or other modifications of the Security Documents in order to effect the subordination of, and to provide for certain additional rights, obligations and limitations in respect of, any Liens that are intended to be junior to the Liens securing the Secured Obligations and incurred as permitted by the Loan Documents and (B) to establish certain relative rights as between the holders of the Obligations and the holders of the Debt secured by such Liens that are junior to the Liens securing the Debt.

(c) Upon request by the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations in respect of its Guarantee provided for under Article II of the Guaranty and Collateral Agreement pursuant to this Section 8.7. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Secured Parties or any other Lender Party for any failure to monitor or maintain any portion of the Collateral.

(d) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Loan Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies under the Guaranties and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Loan Documents.

(e) By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this Section 8.7.

(f) The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the

Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (ii) at any other sale, foreclosure or acceptance of Collateral in lieu of Debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (B) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (C) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.2), (D) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (E) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (including as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (B) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Lead Arrangers, Arrangers and Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Lender or Issuing Lender hereunder.

Section 8.9 Certain ERISA Matters.

(a) (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of and performance ofthe Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Parent or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements (x) of consultants (including insurance consultants), (y) of a single counsel in each applicable jurisdiction, in connection with the with the syndication of the facility created hereby and the preparation, execution, delivery and administration of the Loan Documentation and any amendment, modification or waiver with respect thereto and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (z) related to annual Lien searches and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Limitation of Liability. To the fullest extent permitted by applicable law, (i) no Parent Guarantor or the Borrower shall assert, and each Parent Guarantor and the Borrower hereby waives, any claim against the Administrative Agent, the Lead Arrangers and the Lenders, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet) and (ii) no Lender-Related Person shall t have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by Parent, the Borrower or any of the Subsidiaries arising out of, in connection with, or as a result of, this Agreement or the Loan Documents, except to the extent resulting from the gross negligence, willful misconduct or bad faith of the applicable Lender-Related Person, in each case, as determined by a court of competent jurisdiction by final and nonappealable judgment. As used herein, the term; provided that nothing in this Section 9.1(b) shall limit the expense reimbursement and indemnification obligations of the Borrower set forth in Section 9.1(a) and (c).

(c) Indemnity. The Borrower shall indemnify the Administrative Agent, the Lead Arrangers, the Lenders and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all Liabilities or expenses (including the fees, disbursements and other charges of one firm of counsel for all Indemnitees, taken as a whole, and if reasonably necessary, one specialist counsel in each area of specialty reasonably necessary and one firm of local counsel in each appropriate jurisdiction, and, in the case of an actual or perceived conflict of interest (as reasonably determined by an Indemnitee), one additional firm of counsel in each relevant jurisdiction for the affected Indemnitees similarly situated, taken as a whole) incurred by such Indemnitee in connection with or as a result of (i) the execution and delivery of the Loan Documents and any agreement or instrument contemplated thereby; (ii) the funding of the Loans or the use or the proposed use of proceeds thereof; (iii) any act or omission of the Administrative Agent in connection with the administration of the Loan Documents; (iv) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Parent, the Borrower or any of the Subsidiaries, or any environmental liability resulting from the handling of hazardous materials or violation of Environmental Laws or otherwise relating to any Environmental Laws, related in any way to Parent, the Borrower or any of the Subsidiaries; and (v) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of Sections 9.1(b) and (c)), regardless of whether or not any Indemnitee is a party thereto and whether or not such Proceeding is brought by Parent, the Borrower any Subsidiary, their Affiliates or equity holders or any other Person; provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any be available to the extent that such Liabilities or expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, willful misconduct or bad faith of such Indemnitee or (y) result from disputes among Indemnitees (not as a result of any act of Parent or the Subsidiaries). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, penalties, liabilities and related expenses arising from any non-Tax claim.

(d) Survival. Without prejudice to the survival of any other agreement hereunder, the agreements in this Section shall survive the resignation of the Administrative Agent and any Issuing Lender, the replacement of any Lender, the termination of the Aggregate Commitments, termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

(e) Payments. All amounts due under this Section 9.1 shall, unless otherwise set forth above, be payable not later than ten (10) days after demand therefor.

(f) Reimbursement by Lenders. To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuing Lender, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Aggregate Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that, with respect to such unpaid amounts owed to the Administrative Agent or the applicable Issuing Lender solely in its capacity as such, only the Lenders under the Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified Liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the applicable Issuing Lender in connection with such capacity.

Section 9.2 Waivers and Amendments. Subject to Sections 2.14(c), 2.14(d), 2.14(e), 8.7(b) and Section 9.2(c) below, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower (in addition to such other parties that may be required under this Section 9.2), to change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Loan Document (including the definition of “Required Lenders”);

(b) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders (other than any Defaulting Lender) and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (iii) release all or substantially all of the Guarantors from their respective obligations in respect of the Guarantee provided for under Article II of the Guaranty and Collateral Agreement except as specifically provided in the Loan Documents or release the Borrower from its obligations under the Guaranty and Collateral Agreement, (iv) increase the advance rates set forth in the definition of “Borrowing Base”, (v) permit any Loan Party to assigns its rights hereunder, (vi) release all or substantially all of the Collateral except as permitted under Section 8.7(b) or subordinate the Administrative Agent’s Lien on any material portion of the Collateral, (vii) change the definition of “Applicable Percentage” or any change to the pro rata sharing of payments or reduction in commitments among lenders under Section 2.9(d) or (viii) modify Section 2.18(b).

(c) no amendment, waiver, or consent shall, unless in writing and signed by each Lender (including each Defaulting Lender in connection with Sections 9.2(c)(i), (ii) and (iii), but otherwise excluding any Defaulting Lender) directly and adversely affected thereby, do any of the following: (i) postpone any date fixed for any interest, fees or other amounts payable hereunder, extend the Maturity Date with respect to Loans or extend the expiration of any Letter of Credit to a date after the Maturity Date with respect to Loans, (ii) reduce the principal or interest amounts payable hereunder or under any other Loan Document (provided that, the consent of the Required Lenders shall be sufficient to waive or reduce the increased portion of interest resulting from Section 2.13(a)) (iii) reduce any fees or other amounts payable hereunder or under any other Loan Document (other than the principal or interest) with respect to Loans or (iv) amend Section 2.18(d), Section 2.20 or Section 7.6,;

(d) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower increase the advance rates set forth in the definition of. “Borrowing Base,” add new categories of eligible assets, or modify the categories of eligible assets or components of the Borrowing Base if the result thereof is to increase the amounts available to be borrowed, without the written consent of each Lender;

(e) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(f) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(g) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the applicable Issuing Lender under this Agreement or any other Loan Document.

Notwithstanding the foregoing, (a) the Borrower and Administrative Agent may amend this Agreement and the other Loan Documents without the consent of any Lender (i) to cure any ambiguity, omission, mistake, error, defect or inconsistency, (ii) to add a Guarantor with respect to the Loans or Collateral to secure the Loans, (iii) to make administrative changes that do not adversely affect the rights of any Lender, including any Benchmark Replacement Conforming Changes or (iv) make changes that enhance the rights of the Lenders. For the avoidance of doubt, no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any Loan Document as a result of the existence of obligations owed to it under Swap Agreements or Banking Services Obligations.

If, in connection with any proposed amendment, waiver or consent requiring the consent of “all of the Lenders” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent and the Issuing Lenders shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.7, and (ii) the Borrower shall pay to such Non-Consenting Lender in Same Day Funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

Section 9.3 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.4 Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Loan Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents, the making of Credit Extensions and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. Without limiting the provisions hereof which expressly provide for the survival of obligations, all obligations of the Borrower or any other Loan Party provided for in Section 2.8(c), Section 2.10, Section 2.11, Section 2.13(c), and Section 9.1(a), Section 9.1(b), Section 9.1(c) and Section 9.1(e) and all of the obligations of the Lenders in Section 8.3, Section 9.1(c) and Section 9.1(f) shall survive any termination of this Agreement, Payment in Full, and termination or expiration of all Letters of Credit.

Section 9.5 Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it.

Section 9.6 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party or pursuant to a transaction permitted under Section 6.7(a) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.7, (b) by way of participation in accordance with the provisions of Section 9.7(c), or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.7(e) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.7 Lender Assignments and Participations.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment and the Loans under such Commitment at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million unless the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment of all or a portion of the Loans and/or Commitments unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Class of Loans or the applicable Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) any assignment of a Commitment or a Loan must be approved by the Issuing Lenders, unless the Person that is the proposed assignee is itself a Lender with a Commitment or an outstanding Loan (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.10, Section 2.11, Section 2.13(b) and Section 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section. For the avoidance of doubt, (a) commitments to fund the Loans may only be assigned on a ratable basis and (b) no assignment of a commitment to fund the Loans may be made without a ratable assignment of an obligation to fund the Loans.

(b) Register. The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Loan Parties, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the applicable Register shall be conclusive absent manifest error, and each Borrower and the Lender Parties shall treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Borrower hereby agrees that the Administrative Agent acting as its nonfiduciary agent solely for the purpose set forth above in this clause (b), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a)-(e) of Section 9.2 (that adversely affects such Participant). Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Section 2.10, Section 2.11 and Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Loan Parties, maintain a register in the United States on which it enters the name and address of each

Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under the Loan Documents (the “Participant Register”) and no Lender shall have any obligation to disclose any information contained in any Participant Register (including the identity of any Participant or any information relating to the Participant’s interests under this Agreement) except to the extent that such disclosure is necessary to ensure that the rights and obligations reflected in such register, or in any Register, are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Borrower hereby agrees that each Lender acting as its nonfiduciary agent solely for the purpose set forth above in this clause (c) shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation), unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(d), in which case Section 2.13 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.8 Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis who are involved in evaluating, approving, structuring or administering the Loans and the Commitments (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory authority or agency possessing investigative powers and the ability to sanction members for non-compliance, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as, or otherwise consistent with, those of this Section 9.8, to (i) any assignee (other than any non-Eligible Assignee) of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the prior written consent of the Borrower, which may be granted or denied in the Borrower’s sole discretion, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than a Loan Party or (i) to the Administrative Agent, any Issuing Lender or any Lender or Affiliate thereof. For the purposes of this Section, “Information” means all information received from any Superior Entity relating to any Superior Entity or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by any Superior Entity and other information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry provided that, in the case of information received from any Superior Entity after the date hereof, such information shall be deemed confidential to the extent a reasonable person would understand it to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.8 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement (excluding any Information) to service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and its Related Parties or its respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and its Related Parties or its respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

Section 9.9 Notices, etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower, at the applicable address (or facsimile numbers) set forth on Schedule I or if to any other Loan Party, at the address of the Borrower set forth on Schedule I; (ii) if to the Administrative Agent or an Issuing Lender, at the applicable address (or facsimile numbers) set forth on Schedule I; and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.

(i) The Borrower and the Lenders agree that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar Electronic System (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of their respective Affiliates in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower or the other Loan Parties, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Lender Party’s transmission of communications through the Platform.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.10 Usury Not Intended. It is the intent of each Loan Party and each Lender Party in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Loans of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lender Parties and the Loan Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum

Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Obligations (or if such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Loan Parties and the Lender Parties shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 9.11 Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Loans shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Loans equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon Payment in Full of the Loans, the total amount of interest paid or accrued under the terms of this Agreement and the Loans is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirement, pay the Administrative Agent for the account of the applicable Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Loans if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Loans if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Loans. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by applicable Legal Requirement, be applied to the reduction of the principal balance of the Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the Administrative Agent could purchase the specified currency with such other currency at any of the Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, the applicable Issuing Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, the applicable Issuing Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, the applicable Issuing Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, the applicable Issuing Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, the applicable Issuing Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.12, each Lender, Issuing Lender or the Administrative Agent, as the case may be, agrees to promptly remit such excess to the Borrower.

Section 9.13 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.

Section 9.14 Governing Law. This Agreement, the Notes and the other Loan Documents (other than such Loan Documents which expressly provide otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender.

Section 9.15 Submission to Jurisdiction. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 9.16 Waiver of Venue. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN

ANY COURT REFERRED TO IN SECTION 9.15. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.17 Service of Process.

(a) Each Borrower hereby irrevocably appoints the Borrower as its agent for service of process and agrees that the Borrower shall be the agent for service of process with respect to any action or proceeding pertaining to each Borrower and service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower.

(b) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9.

(c) Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 9.18 Execution in Counterparts; Electronic Execution.

(a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall constitute an original and all of which taken together shall constitute one and the same agreement.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.9), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.19 [Reserved].

Section 9.20 Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.21 USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 9.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.23 Integration. THIS AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Section 9.24 No Fiduciary Duty, etc. Each Borrower acknowledges and agrees that no Secured Party will have any obligations except those obligations with respect to the Facility expressly set forth herein and in the other Loan Documents, and each Secured Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Secured Party based on an alleged breach of fiduciary duty by such Secured Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Secured Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Secured Parties shall have no responsibility or liability to such Borrower with respect thereto.

Section 9.25 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported

QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.26 Amendment and Restatement; No Novation.

(a) This Agreement amends, restates, supersedes and replaces the Existing Credit Agreement in its entirety effective from and after the Closing Date; provided, that, (i) this Agreement shall not constitute a novation, discharge, rescission, extinguishment or substitution of the parties’ rights and obligations as to payment of the “Loans”, “Letters of Credit” (as each such term is defined in the Existing Credit Agreement) and the Existing Obligations or evidence payment of all or any portion of the “Loan Parties’” (as such term is defined in the Existing Credit Agreement) obligations and liabilities under the Existing Credit Agreement (except to the extent amended, restated and/or superseded in connection with the transactions contemplated hereby) and such amendment and restatement shall operate to renew, amend, modify, and extend all of the rights, duties, liabilities and obligations of such “Loan Parties” under the Existing Credit Agreement and under the “Loan Documents” (as each such term is defined in the Existing Credit Agreement), which rights, duties, liabilities and obligations as to payment of the “Loans”, “Letters of Credit” (as each such term is defined in the Existing Credit Agreement) and the Existing Obligations are hereby renewed, amended, modified and extended, and shall not act as a novation thereof, (ii) the “Loans”, “Letters of Credit” (as each such term is defined in the Existing Credit Agreement) and the Existing Obligations shall remain outstanding and be continued (except to the extent amended, restated and/or superseded in connection with the transactions contemplated hereby) as the same indebtedness as Loans, Letters of Credit and other Obligations hereunder and shall bear interest and be subject to such other fees as set forth in this Agreement and (iii) the Liens securing the Existing Obligations and the rights, duties, liabilities and obligations of the Borrower and the Guarantors as to payment of the “Loans”, “Letters of Credit” (as each such term is defined in the Existing Credit Agreement) and the Existing Obligations and the “Loan Documents” (as such term is defined in the Existing Credit Agreement) to which they are a party shall not be extinguished but shall be carried forward and shall secure the Existing Obligations and such rights, duties, obligations and liabilities as amended, renewed, extended and restated hereby.

(b) The parties hereto ratify and confirm each of the “Loan Documents” (as such term is defined in the Existing Credit Agreement) entered into prior to the Closing Date (but excluding the Existing Credit Agreement and subject to any amendment and restatement of, or other modification to, any Security Document effective on the date hereof) and agree that such “Loan Documents” continue to be legal, valid, binding and enforceable in accordance with their terms (except to the extent amended, restated and/or superseded in connection with the transactions contemplated hereby), however, for all matters arising prior to the Closing Date (including the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Existing Credit Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed.

(c) Each Loan Party party hereto represents and warrants that, as of the Closing Date, there are no claims or offsets against, or defenses or counterclaims to, its obligations (or the obligations of any Guarantor) under the Existing Credit Agreement or any of the other “Loan Documents” (as such term is defined in the Existing Credit Agreement).

(d) Upon the Closing Date, the “Loans” (as defined in the Existing Credit Agreement) shall automatically, without any action on the part of any Person, be designated for all purposes of this Agreement and the other Loan Documents as Loans, and the Existing Letters of Credit shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement. The Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure in respect of the “Loans” (as defined in the Existing Credit Agreement) and the Existing Letters of Credit as are necessary in order that each such Lender’s Exposure on the Closing Date as compared to the Aggregate Exposure on the Closing Date reflects such Lender’s Applicable Percentage on the Closing Date. On the Closing Date, the commitments of each Exiting Lender under the Existing Credit Agreement shall be terminated, all outstanding amounts due under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) to such Exiting Lender on the Closing Date shall be paid in full, and each Exiting Lender shall not be a Lender under this Agreement (it being understood that each Lender under this Agreement shall not have been deemed to assume the commitments of the Exiting Lenders under the Existing Credit Agreement). Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Commitments as set forth in Exhibit A hereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 9.26(d)

Section 9.27 Exiting Lender. By its execution of this Agreement, the Exiting Lender hereby consents to this Agreement in its capacity as a Lender and an Issuing Lender under and as defined in the Existing Credit Agreement solely for purposes of Section 9.11 of the Existing Credit Agreement. Each of the parties hereto hereby agrees and confirms that after giving effect to this Agreement, the Exiting Lender’s Commitment and L/C Commitment (each as defined in the Existing Credit Agreement) shall be terminated, the Exiting Lender’s commitment to lend, to issue Letters of Credit and all other obligations of each Exiting Lender under the Existing Credit Agreement shall be terminated, and the Exiting Lender shall cease to be a Lender and an Issuing Lender for all purposes under the Loan.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first above written.

SESI, L.L.C.

By: /s/ James W. Spexarth
Name: James W. Spexarth
Title: Vice President and Treasurer

SUPERIOR ENERGY SERVICES, INC.

By: /s/ James W. Spexarth
Name: James W. Spexarth
Title: Executive Vice President, Chief Financial Officer, and Treasurer

SUPERIOR MIDCO, INC.

By: /s/ James W. Spexarth
Name: James W. Spexarth
Title: Executive Vice President, Chief Financial Officer, and Treasurer

SESI HOLDINGS, INC.

By: /s/ James W. Spexarth
Name: James W. Spexarth
Title: Executive Vice President, Chief Financial Officer, and Treasurer

[Signature Page to ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, an Issuing Lender and a Lender

By: /s/ Jon Eckhouse
Name: Jon Eckhouse
Title: Authorized Officer

[Signature Page to ABL Credit Agreement]

Bank of America, N.A., as
an Issuing Lender and a Lender

By: /s/ Jason Stowe
Name: Jason Stowe
Title: Vice President

[Signature Page to ABL Credit Agreement]

Solely for the limited purpose set forth herein:

CITIBANK, N.A., as Exiting Lender

By: /s/ Derrick Lenz
Name: Derrick Lenz
Title: Vice President

[Signature Page to ABL Credit Agreement]